UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PartnerRe Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROXY STATEMENT

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

ANNUAL GENERAL MEETING — May 10, 2007

To the Shareholders of PartnerRe Ltd.:

You are cordially invited to attend the Annual General Meeting of your company to be held at 2:30 p.m. local time on Thursday, May 10, 2007 at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke, Bermuda.

A report on the current affairs of PartnerRe Ltd. will be presented at the Annual General Meeting and shareholders will have an opportunity for questions and comments.

It is earnestly requested that you complete, sign, date and mail the enclosed form of proxy in the enclosed business reply envelope or vote electronically via the internet or telephone, whether or not you plan to attend the Annual General Meeting. See “General Information About the 2007 Annual General Meeting of Shareholders” in the Proxy Statement for more details.

Prompt return of your form of proxy will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the Annual General Meeting or vote in person if you attend.

We are grateful for your assistance and express our appreciation in advance.

Sincerely yours,

John A. Rollwagen

Chairman of the Board of Directors

[            ] 2007

IMPORTANT:	PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONE. THE ANNUAL GENERAL MEETING DATE IS MAY 10, 2007.

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on May 10, 2007

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of PartnerRe Ltd. will be held at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke, Bermuda, on Thursday, May 10, 2007, at 2:30 p.m. local time, for the following purposes:

1.	To elect four (4) directors to hold office until the annual general meeting of shareholders in the year 2010 or until their respective successors have been duly elected;

2.	To re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors for the ensuing period ending with the 2008 annual general meeting and to refer the determination of auditors’ remuneration to the Board of Directors;

3.	To approve an amendment to our Bye-laws; and

4.	To consider and take action with respect to such other matters as may properly come before the Annual General Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 16, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual General Meeting.

All shareholders are cordially invited to attend the Annual General Meeting.

By order of the Board of Directors

Christine Patton

Secretary and Corporate Counsel to the Board

Pembroke, Bermuda

[                    ] 2007

PROXY STATEMENT

Page
GENERAL INFORMATION	1
OUR DIRECTORS	5
OUR EXECUTIVE OFFICERS	11
SECURITY OWNERSHIP	12
Directors and Officers	12
Other Beneficial Owners	13
Section 16(a) Beneficial Ownership Reporting Compliance	14
CORPORATE GOVERNANCE	15
Board Classification	15
Meetings and Committees of the Board	15
Insurance	15
Communication with Directors	15
Significant Board Practices	15
Board Independence and Expertise	16
Director Qualifications	16
Code Of Business Conduct And Ethics	16
Corporate Governance Principles And Application Guidelines	17
COMMITTEES OF THE BOARD OF DIRECTORS	18
AUDIT COMMITTEE	18
Audit Committee Report	19
COMPENSATION COMMITTEE	19
Compensation Committee Interlocks and Insider Participation	19
Compensation Committee Report	20
FINANCE & RISK MANAGEMENT COMMITTEE	20
HUMAN RESOURCES COMMITTEE	20
NOMINATING & GOVERNANCE COMMITTEE	20
CORPORATE DOCUMENTATION	21
DIRECTOR COMPENSATION	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
EXECUTIVE COMPENSATION	25
Compensation Discussion and Analysis	25
Summary Compensation Table	43
All Other Compensation	44
Grants of Plan Based Awards	45
Outstanding Equity Awards at Fiscal Year-End	46
Option Exercises and Shares Vested	47
Nonqualified Deferred Compensation	47
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	49
EQUITY COMPENSATION PLAN INFORMATION	55
PRINCIPAL ACCOUNTANT FEES AND SERVICES	56
PROPOSAL 1—To Elect Four (4) Directors to Hold Office Until the Annual General Meeting of Shareholders in the Year 2010 or Until Their Respective Successors Have Been Duly Elected	57
PROPOSAL 2—To Re-appoint Deloitte & Touche, the Independent Registered Public Accounting Firm, as our Independent Auditors for the Ensuing Period Ending with the 2008 Annual General Meeting and to Refer the Determination of Auditors’ Remuneration to the Board of Directors	58
PROPOSAL 3—To Approve an Amendment to Our Bye-laws	59
APPENDIX	AI 1

PROXY STATEMENT

PARTNERRE LTD.

Annual General Meeting of Shareholders

May 10, 2007

GENERAL INFORMATION ABOUT THE 2007

ANNUAL GENERAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of PartnerRe Ltd. of proxies from holders of our common shares, par value US$1.00 per share. The proxies will be voted at the Annual General Meeting of Shareholders to be held at 2:30 p.m. local time on May 10, 2007 at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke, Bermuda, and at any adjournment or adjournments thereof (the “Annual General Meeting”).

Out primary mailing address is Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone 1-441-292-0888). The Notice of Annual General Meeting of Shareholders, the Proxy Statement and the accompanying form of proxy were first transmitted to our shareholders on or about March 30, 2007. A copy of our Annual Report for the year ended December 31, 2006 is being mailed to shareholders together with this Proxy Statement. These documents may also be viewed on our website at www.partnerre.com.

WHO IS ENTITLED TO VOTE?

All shareholders may vote provided they owned common shares as of the close of business on March 16, 2007, the record date. Each common share held at the record date entitles the holder to one vote on each matter to be voted on (for further details see proposals on pages 57-59). As of the record date, we had an aggregate of 56,672,844 common shares issued and outstanding.

IS THE ABILITY TO VOTE LIMITED?

If a shareholder constructively or beneficially, directly or indirectly, owns more than 9.9% of the voting power of the outstanding common shares, the voting rights with respect to such shares will be limited, in the aggregate, to voting power of 9.9%, pursuant to a formula specified in our Bye-Laws.

WHAT AM I VOTING ON?

Shareholders will be asked to:

(i)	Elect four (4) directors to serve on the Board of Directors until the annual general meeting of shareholders in the year 2010 or until their respective successors have been duly elected;

(ii)	Re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors for the ensuing period ending with the 2008 annual general meeting and to refer the determination of auditors’ remuneration to the Board; and

(iii)	Approve an amendment to our Bye-laws.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual General Meeting.

WHAT OTHER MATTERS MAY BE VOTED ON AT THE ANNUAL GENERAL MEETING?

At the date of this Proxy Statement, management has no knowledge of any business, other than that described in this Proxy Statement, which will be presented for consideration at the Annual General Meeting. In the event any other business is properly presented at the Annual General Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment.

WHAT DOES SOLICITATION OF PROXIES MEAN?

The Board encourages all shareholders who do not expect to attend the Annual General Meeting in person to vote. If shareholders are unable to attend they can request that another individual attend the Annual General Meeting and vote on their behalf in accordance with their request. This person is referred to as a proxy. The process by which the Board requests individuals to appoint a proxy is referred to as the solicitation of proxies.

HOW DO I APPOINT A PROXY AND HOW DO I INSTRUCT HIM/HER HOW TO VOTE ON MY BEHALF?

By completing the attached form of proxy and signing, dating and returning it in the envelope provided shareholders will be authorising their proxy to attend the Annual General Meeting and to vote on their behalf and in accordance with their request.

WHO WILL BE MY PROXY?

John A. Rollwagen, the Chairman of the Board and Patrick A. Thiele, the President and Chief Executive Officer, have been designated as proxies by the Board and will therefore vote on behalf of shareholders, in accordance with his or her request.

CAN I APPOINT SOMEONE ELSE TO BE MY PROXY?

If shareholders are registered, meaning that they hold common shares in certificate form or through an account with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), they may appoint another individual to represent them at the Annual General Meeting by contacting Computershare in writing and indicating who will represent the shareholder at the Annual General Meeting. This appointment must occur before the time of the Annual General Meeting. The individual appointed must provide valid picture identification. It is the responsibility of the shareholder appointing some other person to represent him or her to inform such person of this appointment. If the shareholder holds common shares through an account with a bank or broker they should contact their bank or broker to obtain instructions on how to appoint someone else as proxy.

HOW DO I VOTE PRIOR TO THE ANNUAL GENERAL MEETING?

Registered shareholders have three voting options:

(i)	Over the internet, which we encourage if the shareholder has internet access, at the web address shown on the form of proxy;

(ii)	By telephone, through the telephone number shown on the form of proxy; or

(iii)	By mail, by completing, signing and returning the enclosed form of proxy.

If shareholders hold common shares through an account with a bank or broker, the ability to vote by telephone or the internet depends on the voting procedures. Shareholders should follow the instructions that the bank or broker provides.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL GENERAL MEETING?

In order for us to proceed with the transaction of business at the Annual General Meeting, the holders of 25% of the outstanding common shares as of the record date, March 16, 2007, must have voted prior to the meeting or be present in person or by proxy. This is referred to as a quorum.

Common Shares will be counted as quorum if the shareholder:

(i)	Attends the Annual General Meeting and votes in person;

(ii)	Properly returns a proxy by internet, telephone or mail; or

(iii)	Indicates on the form of proxy that he or she abstains or the vote is recorded as a broker non-vote.

HOW MANY VOTES ARE NEEDED TO APPROVE OUR PROPOSALS?

All matters to be voted on in this Proxy Statement (including any matters that properly come before the Annual General Meeting) will be decided by a simple majority of votes cast. If the common shares are held by a broker who does not indicate how to vote on a particular matter that comes up for a vote at the Annual General Meeting or if the shareholder abstains from voting on a particular matter that comes up for a vote at the Annual General Meeting, the common shares will be treated as not entitled to vote on that matter for purposes of determining whether the matter has been approved.

WHAT IF I RETURN MY FORM OF PROXY BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Forms of proxy that are signed and returned but do not contain instructions will be voted in favor of the proposals.

WILL MY COMMON SHARES BE VOTED IF I DO NOT PROVIDE MY FORM OF PROXY?

If a shareholder is a registered shareholder and does not sign and return the form of proxy or vote by telephone or over the internet, he or she must attend the Annual General Meeting in order to vote. If common shares are held through an account with a bank or broker, they may be voted even if no voting instructions are provided by the shareholder on form of proxy. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain routine matters. The election of directors and the ratification of Deloitte & Touche as our independent auditors are considered routine matters for which brokerage firms may vote without specific instructions.

CAN I CHANGE MY MIND AFTER I VOTE?

Shareholders may change their vote at any time prior to the Annual General Meeting. Shareholders may do this by:

(i)	Signing another form of proxy with a later date and returning it to our transfer agent, Computershare, if they are a registered shareholder or to their bank or broker before the Annual General Meeting;

(ii)	Voting again by telephone or over the internet prior to 2:00 a.m. Eastern Standard Time on May 10, 2007; or

(iii)	Voting at the Annual General Meeting if the shareholder is a registered shareholder or has obtained a legal proxy from his or her bank or broker.

If a shareholder changes his or her mind and intends to vote at the Annual General Meeting, he or she must provide our Secretary oral or written notice either at or prior to the Annual General Meeting. Attendance at the Annual General Meeting by a shareholder who has completed and returned a form of proxy will not necessarily mean that such person has changed his or her mind.

HOW DOES THE BOARD SOLICIT PROXIES?

Proxies will be solicited initially by mail. Directors, officers and our employees may make further solicitation personally, by telephone or otherwise, but such persons will not be specifically compensated for such services.

If the shareholder holds common shares through an account with a bank or broker they will be requested to forward the proxy materials to the beneficial owners of the common shares as of the record date, March 16, 2007. Such bank or broker will be reimbursed for their reasonable expenses incurred in connection with forwarding such material.

WHO PAYS FOR THE SOLICITATION OF PROXIES?

We will bear all of the costs of the solicitation of proxies for use at the Annual General Meeting.

Shareholders voting via the internet or by telephone from outside the United States and Canada should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the shareholder. There are separate internet and telephone voting arrangements depending upon whether common shares are registered in the shareholder’s name or in the name of a bank or broker.

MAY I VOTE AT THE ANNUAL GENERAL MEETING?

If a shareholder is a registered shareholder he or she may vote at the Annual General Meeting if he or she attends in person. If the shareholder holds his or her common shares through an account with a bank or broker, he or she must obtain a legal proxy from the bank or broker in order to vote at the Annual General Meeting. A legal proxy is an authorization from the bank or broker to vote the common shares it holds in its name for the benefit of the shareholder on the records of our transfer agent. Even if a shareholder plans to attend the Annual General Meeting, we encourage such shareholder to vote his or her common shares by proxy. As detailed above the shareholder may vote by proxy through the internet, by telephone or by mail.

CAN I ATTEND THE ANNUAL GENERAL MEETING?

The Annual General Meeting is open to all holders of outstanding common shares as of the record date, March 16, 2007.

To attend the Annual General Meeting, all shareholders will need to bring valid picture identification. If the shareholder holds common shares through an account with a bank or broker, they need to contact the bank or broker and request a legal proxy, which will serve as an admission ticket. IF A SHAREHOLDER DOES NOT HAVE VALID PICTURE IDENTIFICATION AND A LEGAL PROXY (IF REQUIRED), THEY MAY NOT BE ADMITTED TO THE ANNUAL GENERAL MEETING.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE FORM OF PROXY?

It indicates that the shareholder’s common shares are registered differently and are in more than one account. To ensure that all common shares are voted, please either vote each account by telephone or on the internet, or sign and return all forms of proxy. We encourage shareholders to register all their accounts in the same name and address. Registered shareholders may contact our transfer agent, Computershare, at the telephone number provided on the form of proxy. Those holding common shares through a bank or broker should contact the bank or broker and request consolidation.

HOW DO I MAKE A PROPOSAL FOR OUR 2008 ANNUAL GENERAL MEETING?

If an individual shareholder wants to propose any matter for a vote by our shareholders at our 2008 annual general meeting, he or she must send his or her proposal to the Secretary, PartnerRe Ltd., Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. We may omit the proposal from next year’s proxy statement if such proposal is not received by the Secretary at the address noted above 120 days prior to the first anniversary of our 2007 Proxy Statement or if it does not comply with applicable requirements of the U.S. Securities and Exchange Commission.

CAN I MAKE A PROPOSAL AT THE 2008 ANNUAL GENERAL MEETING?

If a shareholder proposal is introduced at the 2008 annual general meeting without any discussion of the proposal in our proxy statement and the shareholder does not notify us 45 days prior to the first anniversary of this Proxy Statement as required by Exchange Act Rule 14a-4 (c)(1) of the intent to raise such proposal at the annual general meeting, then such proxies received by us for the 2008 annual general meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the address listed in the paragraph above.

OUR DIRECTORS

The Board consists of eleven Directors and is divided into three classes, with Class I having three Directors and Class II & III each having four Directors. The Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of Directors at each annual general meeting. The following information details the name, age, class and committee membership of our directors as of the record date, March 16, 2007.

Continuing Class I Directors with terms expiring at the 2009 Annual Meeting:

Robert M. Baylis

Age:	68

Director Since:	May 2000
Committees:	Finance & Risk Management Committee, Chairman Nominating and Governance Committee
Biography:

Mr. Baylis was Vice Chairman of CS First Boston, a position he held until 1996, and prior to his retirement was chairman and chief executive officer of CS First Boston Pacific Inc. Mr. Baylis is a director of New York Life Insurance Company, Host Hotels and Resorts, Inc., Covance, Inc. and chairman of the board for Gildan Activewear, Inc. He is an overseer of the University of Pennsylvania Museum and a Trustee of the Rubin Museum of Art. Mr. Baylis is a member of the advisory council of the economics department of Princeton University and is a Chartered Financial Analyst.

Jan H. Holsboer

Age:	60

Director Since:	May 2000
Committees:	Audit Committee Nominating and Governance Committee
Biography:

Mr. Holsboer was a member of the Executive Board of ING/Nationale-Nederlanden and was primarily responsible for its International Operations from 1990 to 1999. From 1997 to 1999 Mr. Holsboer was Chairman of the Executive Committee Financial Services International of ING Group with oversight of all its insurance, retail bank and asset management products outside the Benelux, including all of ING’s reinsurance activities. During this period Mr. Holsboer was also a member of the Executive Board of ING Bank. Mr. Holsboer was a Board member of the International Insurance Society from 1994 to 1999 and has been a member of the Geneva Association since 1986 and served as President from 1993 to 1999, as Honorary President from 2000 and was Co-Chairman of the Geneva Association Task Force on International Accounting Standards from 2003 to 2005. Mr. Holsboer is an Executive Board Member of Univar N.V. and a supervisory director of Atradius N.V., TD Waterhouse Bank N.V., Onderlinge’s Gravenhage/Neerlandia van 1880 and Yura International/YAM Invest N.V. Mr. Holsboer has also been a director of Royal Begemann Group since December 2006. Mr. Holsboer serves as Chairman of the Board for both Stichting Vie d’Or and Vereniging Pro Senectute. Mr. Holsboer is Vice Chairman of the Amsterdam Institute of Finance.

Kevin M. Twomey

Age:	60

Director Since:	May 2003
Committees:	Audit Committee, Chairman Compensation Committee Human Resources Committee
Biography:

Mr. Twomey was the President of The St. Joe Company from February 1999 until his retirement in May 2006 and held the posts of chief financial officer of that company from February 1999 to March 2005, and chief operating officer from February 2000 until his retirement. He remained a consultant to the company until December 2006. Mr. Twomey was a director of Intergraph Corporation from December 2004 until its sale in November 2006. Mr. Twomey became a director of Novelis (NYSE: NVL) in May 2006. Prior to joining The St. Joe Company, Mr. Twomey was vice chairman of the board of directors and chief financial officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, Mr. Twomey was chief financial officer at First Gibraltar Bank, a company owned by MacAndrews and Forbes Holdings of New York. Mr. Twomey also held management positions with MCorp and Bank of America. Mr. Twomey is on the board of trustees of the University of North Florida and the U.S. Navy Supply Corps Foundation. He is also chair-elect of the board of trustees of United Way of Northeast Florida.

Nominees for election as the Class II Directors with terms expiring at the 2010 Annual Meeting (see Proposal 1 on page 57:

John A. Rollwagen, Chairman of the Board

Age:	66

Director Since:	May 2001
Committees:	Nominating and Governance Committee, Chairman Finance & Risk Management Committee
Biography:

John A. Rollwagen has been Chairman of the Board since May 2002. From 1975 to 1993 Mr. Rollwagen was chairman and chief executive officer of Cray Research, Inc., a Fortune 500 company, and since 1993 he has been an investor and business advisor specializing in information technology. Mr. Rollwagen served as a principal of Quatris Fund, an affiliate fund of St. Paul Venture Capital from October 2000 until November 2005 when he retired. Mr. Rollwagen is currently chairman of SiCortex Inc. and is a director of Algos Corp., and Cassatt Corp. (formerly known as Unlimited Scale Inc.). Mr. Rollwagen is not on the board of directors for more than three publicly traded companies.

Vito H. Baumgartner
Age:	66

Director Since: Committees:	November 2003 Audit Committee Compensation Committee, Vice Chairman Human Resources Committee, Vice Chairman
Biography:

Mr. Baumgartner was a group president and executive office member of Caterpillar Inc., a leading manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines until he retired in January 2004. Mr. Baumgartner is a director of AB SKF, Inc. (Sweden), Scania AB (Sweden) and Northern Trust Global Services Ltd. (UK).

Jean-Paul L. Montupet

Age:	59

Director Since:	February 2002
Committees:	Compensation Committee, Chairman Finance & Risk Management Committee Human Resources Committee, Chairman
Biography:

Mr. Montupet has been an executive vice president of Emerson since 1990 and is currently responsible for Emerson’s industrial automation business as well as being an advisory director of Emerson Electric Co. and president of Emerson Europe. He joined Emerson in 1989 and has held various positions of responsibility, including chairman of Emerson Asia-Pacific. From 1982 to 1989 Mr. Montupet was a member of the board and directors of north american operations of Leroy Somer. Mr. Montupet is a director of Lexmark International, Inc. and also a member of the board of governors of NEMA (National Electrical Manufacturers Association).

Lucio Stanca
Age:	65

Director Since:	September 2006 (formerly served from May 1998 - January 2005)
Committees:	Finance & Risk Management Committee Nominating and Governance Committee
Biography:

Mr. Lucio Stanca previously served on our Board from May 1998 until January 2005. After a period of service as a cabinet member of the Italian government, Mr. Stanca re-joined the PartnerRe Board in September 2006. In July 2001, Mr. Stanca was appointed as Minister of Innovation and Technology in the Italian Government. From 1994 until his retirement from IBM in 2001, Mr. Stanca was executive chairman of IBM EMEA (Europe, Middle East, and Africa), and was chairman and chief executive officer of IBM SEMEA (South Europe, Middle East, and Africa) from 1991 until 1994. Mr. Stanca worked with IBM in both Europe and the U.S. from 1968. Mr. Stanca was a director of the board of the Bocconi University until November 2006 and is vice president of the Aspen Institute Italia. Mr. Stanca was elected as a Senator in Italy in April 2006.

Continuing Class III Directors with terms expiring at the 2008 Annual Meeting:

Judith Hanratty, OBE

	Age:	63

	Director Since:	January 2005
	Committees:	Finance & Risk Management Committee, Vice Chairman Nominating and Governance Committee
	Biography:

From 1986 until 2003, Ms. Hanratty served in various board and corporate positions for British Petroleum plc (“BP”) with the final position as company secretary for BP from 1994 to 2003. During the time with BP Ms. Hanratty also served as chairman and chief executive officer of the Tanker Insurance Company, Limited from 1988 to 1995. Ms. Hanratty is currently a member of the Council of Lloyd’s of London. Ms. Hanratty is a non-executive Director of Charles Taylor Consulting plc and the Gas and Electricity Markets Authority. Ms. Hanratty is admitted to practice as a barrister in New Zealand, Australia and England (Inner Temple) and is chairman of the Commonwealth Institute and a trustee of the Victoria University of Wellington Foundation in the UK and a member of the Editorial Board of the Cambridge University Press Legal Practice Section. She is also an honorary fellow, and former trustee, of Lucy Cavendish College, Cambridge and a fellow of the Royal Society for the Arts, Manufactures and Commerce. Ms. Hanratty retired as non-executive director of the British Standards Group in July 2006. Ms. Hanratty was awarded the OBE in 2002 for services to the oil and gas industry in the United Kingdom.

Rémy Sautter
	Age:	61

	Director Since:	November 2001
	Committees:	Audit Committee, Vice Chairman Nominating and Governance Committee
	Biography:

From 1996 to 2000 Mr. Sautter was president and chief executive officer of CLT-UFA Group. From 1985 to 1996 Mr. Sautter was Vice-Chairman and Managing Director of RTL Radio, France and in 1989 he was appointed as managing director in charge of CLT radio activities. Mr. Sautter is chairman of the board for RTL Radio, France and chairman of the board for Channel 5, UK. Mr. Sautter also serves as a non-executive director of M6 Television (Paris), Pages Jaunes (Paris), and Taylor Nelson Sofres plc. (London) and as a director of Thomson Multimédia P.L.C. and is operating partner of Duke Street Capital (London).

Patrick A. Thiele, President and Chief Executive Officer

	Age:	56

	Director Since:	December 2000
	Committees:	Finance & Risk Management Committee Human Resources Committee
	Biography:

On December 1, 2000 Mr. Thiele became our President and Chief Executive Officer and was appointed to the Board at the same time. Mr. Thiele was employed by CGNU from 1999 to 2000 and served as managing director, group office. From 1978 to 1998 Mr. Thiele was employed by The St. Paul Companies and served as president and chief executive officer of the worldwide insurance operations from 1996 to 1998. Prior to that, Mr. Thiele was chief financial officer of The St. Paul Companies from 1991 to 1996. Mr. Thiele was also a member of the board of directors of The St. Paul Companies and John Nuveen & Co., its investment subsidiary. Mr. Thiele is on the board of overseers of the School of Risk Management and Actuarial Science, St. John’s Campus, New York. Mr. Thiele is a member of the board of directors of ChannelRe Ltd.

Jürgen Zech
	Age:	67

	Director Since:	August 2002
	Committees:	Audit Committee Compensation Committee Human Resources Committee
	Biography:

At the end of 2001 Dr. Zech retired as chairman of the board of management of the insurance group Gerling-Konzern Versicherungs-Beteiligungs-AG, a post he assumed in 1996, having previously served as vice-chairman since 1993. From 1986 Dr. Zech was employed by the reinsurance group Kölnische Rückversicherungs-Gesellschaft AG, Cologne where he served as chairman of the board of executive directors from 1987 to 1992 and as vice-chairman of their subsidiary, Cologne Re. Prior to joining Kölnische Rückversicherungs-Gesellschaft AG, Dr. Zech was with Colonia Versicherung AG, Cologne where he served as a member of the board of executive directors from 1975 to 1985. Dr. Zech has retired from the board of directors of Sauerborn Trust AG, Barclays plc, Barclays Bank plc, ATIS-REAL SA, Adyal SA, Quarzwerk GmbH and Oviesse GmbH. Dr. Zech serves as a non-executive director for Misys plc. Dr. Zech is chairman of Denkwerk GmbH and is also on the board of directors of Seeburger AG and Klinikum der Universität zu Köln, one of the largest hospitals in Germany. Dr. Zech holds a doctorate in business economics from the University of Cologne and an MBA from Insead.

OUR EXECUTIVE OFFICERS

The following information details the age, position and business experience for each of our named executive officers. Mr. Thiele is described in further detail under the heading “Our Directors” on page 5.

Name	Age	Position
Patrick A. Thiele	56	President & Chief Executive Officer
Albert A. Benchimol	49	Executive Vice President & Chief Financial Officer
Bruno Meyenhofer	58	Chief Executive Officer, PartnerRe Global
Scott D. Moore	54	Chief Executive Officer, PartnerRe U.S.
Costas Miranthis	43	Chief Actuarial Officer

Albert A. Benchimol was appointed as our Executive Vice President and Chief Financial Officer on April 1, 2000. Mr. Benchimol was employed by Reliance Group Holdings, Inc. from 1989 to 2000. He served as senior vice president and treasurer from 1998 to 2000 and as vice president and treasurer from 1994 to 1998. From 1989 to 1994, Mr. Benchimol served as vice president and assistant treasurer. Prior to that, Mr. Benchimol was employed by Bank of Montreal from 1982 to 1989.

Bruno Meyenhofer was appointed as our Executive Vice President on the acquisition of the reinsurance operations of Winterthur Insurance Company and became the Chief Operating Officer, Global Reinsurance Operations on April 1, 1999. Effective February 2002 Mr. Meyenhofer was appointed as Chief Executive Officer, PartnerRe Global. Mr. Meyenhofer was a member of the group executive board of Winterthur Insurance Company from 1997 to 1998 and was responsible for reinsurance operations and group risk management and prior to that was senior vice president, reinsurance for Winterthur Insurance Company from 1993.

Scott D. Moore has been with the PartnerRe group since December 11, 1993 and in 1998 became the President and Chief Executive Officer of PartnerRe U.S., prior to which he was our Executive Vice President and Chief Financial Officer. Mr. Moore was employed by Crum & Forster Insurance from March 1 to December 10, 1993 as senior vice president and chief financial officer, and from June 1991 to February 1993 he served as senior vice president and chief financial officer of Skandia America Corporation. From 1978 to 1991, Mr. Moore was employed by Coopers & Lybrand, where he was an insurance industry specialist partner.

Costas Miranthis was appointed as our Chief Actuarial Officer in May 2002. Mr. Miranthis has responsibility for the group actuarial and risk management function. In addition Mr. Miranthis has executive oversight of the information technology function. Mr. Miranthis holds an MA in Economics from Christ’s College, Cambridge University, UK and is a fellow of the Institute of Actuaries and a member of the American Academy of Actuaries. Mr. Miranthis was employed by Tillinghast—Towers Perrin from 1986 to May 2002, most recently as a principal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

Directors and Officers

The following table sets forth information, as of the record date, March 16, 2007, with respect to the beneficial ownership of all of our directors and named executive officers. Pursuant to the regulations of the U.S. Securities and Exchange Commission, any person having a right to acquire common shares through the exercise of any options is deemed to be the “beneficial owner” of such shares if the option is exercisable. The common shares owned by all directors and named executive officers as a group constitute approximately 2.57% of the outstanding common shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Shares
Patrick A. Thiele	479,737	(1)	*
Albert A. Benchimol	169,280	(2)	*
Bruno Meyenhofer	201,445	(3)	*
Scott D. Moore	197,177	(4)	*
Costas Miranthis	58,373	(5)	*
John A. Rollwagen	59,390	(6)	*
Vito H. Baumgartner	24,816	(7)	*
Robert M. Baylis	56,289	(8)	*
Judith Hanratty	17,250	(9)	*
Jan H. Holsboer	53,757	(10)	*
Jean-Paul L. Montupet	35,710	(11)	*
Rémy Sautter	35,955	(12)	*
Lucio Stanca	3,652	(13)	*
Kevin M. Twomey	29,643	(14)	*
Jürgen Zech	36,547	(15)	*
All directors and named executive officers (15 total)	1,459,031		2.57%
*	Denotes beneficial ownership of less than 1%

(1)	Mr. Thiele held 434,621 options to purchase common shares which were exercisable and 14,470 restricted share units which were vested. In addition, Mr. Thiele has acquired 2,746 common shares under our Employee Share Purchase Plan and held an additional 27,900 common shares.
(2)	Mr. Benchimol held 167,555 options to purchase common shares which were exercisable and has acquired 1,725 common shares under our Employee Share Purchase Plan.
(3)	Mr. Meyenhofer held 198,105 options to purchase common shares which were exercisable and 1,005 restricted share units which were vested. In addition Mr. Meyenhofer has acquired 2,335 common shares under our Employee Share Purchase Plan and Swiss Share Purchase Plan.
(4)	Mr. Moore held 182,250 options to purchase common shares which were exercisable and also held 14,927 common shares.
(5)	Mr. Miranthis held 57,715 options to purchase common shares which were exercisable and has acquired 658 common shares under our Employee Share Purchase Plan.
(6)	Mr. Rollwagen held options to purchase 40,692 common shares, all of which were exercisable. In addition, Mr. Rollwagen has been granted 17,698 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant. Mr. Rollwagen also held 1,000 common shares.
(7)	Mr. Baumgartner held options to purchase 18,981 common shares, all of which were exercisable. Mr. Baumgartner has been granted 5,835 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant.
(8)	Mr. Baylis held options to purchase 44,856 common shares, all of which were exercisable. In addition, Mr. Baylis has been granted 673 common shares and 8,760 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant. Mr. Baylis also held 2,000 common shares.

(9)	Ms. Hanratty held options to purchase 13,731 common shares, all of which were exercisable. In addition, Ms. Hanratty has been granted 3,519 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant.
(10)	Mr. Holsboer held options to purchase 44,856 common shares, all of which were exercisable. In addition, Mr. Holsboer has been granted 1,197 common shares and 7,704 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant.
(11)	Mr. Montupet held options to purchase 28,856 common shares, all of which were exercisable. In addition, Mr. Montupet has been granted 1,416 common shares and 5,438 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant.
(12)	Mr. Sautter held options to purchase 28,856 common shares, all of which were exercisable. In addition, Mr. Sautter has been granted 7,099 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant.
(13)	Mr. Stanca has been granted 3,652 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant.
(14)	Mr. Twomey held options to purchase 20,856 common shares, all of which were exercisable. In addition, Mr. Twomey has been granted 7,787 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant. Mr. Twomey also held 1,000 common shares.
(15)	Dr. Zech held options to purchase 27,681 common shares, all of which were exercisable. In addition, Dr. Zech has been granted 379 common shares and 8,191 restricted share units, which vested immediately with a delivery date restriction of 5 years from date of grant. Dr. Zech also held 296 common shares.

Other Beneficial Owners

The following table sets forth information regarding each person (including corporate groups) that own of record or beneficially own more than five percent of our outstanding common shares as of the dates indicated below. The information contained in the table below is based solely on reports on Schedule 13G filed with the U.S. Securities and Exchange Commission prior to the record date, March 16, 2007, and we have not independently verified the information. Pursuant to the regulations promulgated by the U.S. Securities and Exchange Commission, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares, or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right. The shares detailed in the table below are not necessarily owned by the entities named but may be owned by accounts under the discretionary investment of those entities and therefore those entities are required to report the information pursuant to the rules promulgated by U.S. Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

AXA Financial Inc., AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle 1290 Avenue of the Americas New York, NY 10104, U.S.A.	6,268,591	(1)	11.0%

FMR Corp., Edward C. Johnson 3d and Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109, U.S.A.	5,292,805	(2)	9.3%

Capital Group International, Inc. 11100 Santa Monica Blvd Los Angeles, CA 90025, U.S.A.	4,576,060	(3)	8.3%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302, U.S.A.	4,405,878	(4)	7.75%

(1)	As of December 31, 2006, based on a report on Schedule 13G/A filed by AXA Financial Inc. and others with the U.S. Securities and Exchange Commission on February 13, 2007, AXA Financial Inc. with its affiliates are deemed to be the beneficial owners of 6,268,591 common shares. The Schedule 13G/A filed by AXA Financial Inc. is pursuant to a Joint Filing Agreement among AXA Financial, Inc., AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, and AXA. The report on Schedule 13G/A was filed on behalf of each of the entities. Based on the information provided in this Schedule 13G/A, we do not believe that AXA Financial Inc., AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, or AXA owns an amount of common shares exceeding the limitations set forth in our Bye-laws.
(2)	As of December 31, 2006, based on a joint filing on Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2007, FMR Corp., Edward C. Johnson 3d and Fidelity Management & Research Company are together deemed to be the beneficial owners and have sole dispositive power over 5,292,805 common shares. The joint report on Schedule 13G/A also states that no one person’s interest in our common shares is more than 5% of the total outstanding common shares.
(3)	As of December 29, 2006, based on a joint statement on Schedule 13G/A filed by Capital Group International, Inc. (“Capital Group”) and Capital International Limited with the U.S. Securities and Exchange Commission on February 12, 2007, Capital Group does not have investment power or voting power over, but may be deemed to beneficially own, 4,576,060 common shares.
(4)	As of December 29, 2006, based on a report on Schedule 13G/A filed by Lord, Abbett & Co. LLC (“Lord Abbett”) with the U.S. Securities and Exchange Commission on February 14, 2006, Lord Abbett beneficially owns and has sole dispositive power over 4,405,878 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the U.S. Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of such equity securities. As a practical matter we assist our directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

Based solely on a review of the reports filed persons subject to Section 16(a), no director or executive officer failed to file his or her required reports on a timely basis during 2006.

CORPORATE GOVERNANCE

Board Classification

Our Board is divided into three classes as follows: Class I, whose term expires at the 2009 annual general meeting, is comprised of Robert M. Baylis, Jan H. Holsboer and Kevin M. Twomey. Class II, whose term expires at the upcoming Annual General Meeting, is comprised of John A. Rollwagen, Vito H. Baumgartner, Jean-Paul L. Montupet and Lucio Stanca. Class III, whose term expires at the 2008 annual general meeting, is comprised of Judith Hanratty, Rémy Sautter, Patrick A. Thiele and Jürgen Zech. Each director in class II is standing for reelection, and if elected, Messrs. Rollwagen, Baumgartner, Montupet and Stanca will continue to serve as class II directors, and their new term will expire at the 2010 annual general meeting of shareholders.

Meetings and Committees of the Board

The Board held four meetings in 2006. The directors attended all of the Board meetings in 2006. All directors attended at least 75% of the meetings held by the committees of the Board of which such director was a member. The Board has not appointed a Lead Director as an independent, non-management director holds the position of Chairman. All directors attended the 2006 Annual General Meeting.

Insurance

We purchase director and officer insurance. The primary underwriter on the policy is Hartford Fire Insurance Company. The policy period runs from April 1st to March 31st and is currently being negotiated for the period commencing April 1, 2007. The annual cost of this coverage for the period ending March 31, 2007 is $2,152,819.

Communication with Directors

We have adopted a process by which shareholders may communicate with our directors. Any shareholder wishing to do so may write to the Board at our registered office, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, marked for the attention of the individual director or the Secretary to the Board. The Secretary to the Board’s office opens all such correspondence. The Secretary to the Board reports directly to the Chairman, Mr. John A. Rollwagen. All correspondence will be forwarded to the relevant director, except for items unrelated to the functions of the Board, business solicitations or advertisements.

Significant Board Practices

Executive Session

At every physical board meeting there is an executive session held where Mr. Patrick Thiele, the Chief Executive Officer, is excused. In 2006, four of these sessions occurred. The non-management board members are then at liberty to raise whatever issues they wish. Prior to each meeting the directors are polled by the Secretary to the Board acting for the Chairman about any topics or issues they wish to raise during this executive session.

Advance Materials

Information and data important to the directors’ understanding of the business or matters to be considered at a Board or committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting. An annual agenda is set in advance by the directors and circulated with the materials. In addition, the Chairman of the Board and each committee, having had direct input from the directors, sets a quarterly agenda in advance for all Board and committee meetings.

Access to Management and Employees

Directors have full and unrestricted access to our management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations of the business within their areas of responsibility.

Access to Outside Advisers

The Board and its committees may retain external counsel or consultants without obtaining the approval of management in advance or otherwise. The Audit Committee has the authority to retain and terminate the independent auditor. The Nominating & Governance Committee has the authority to retain search firms to be used to identify director candidates. The Compensation Committee and the Chairman of the Compensation Committee have the authority to retain compensation consultants for advice on executive compensation matters.

Director and Officer Questionnaire

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

Board Independence and Expertise

All directors have been determined to be independent with the exception of the Chief Executive Officer, Patrick Thiele, who is the only management director. In making its determination of independence, the Nominating & Governance Committee considers the New York Stock Exchange listing standards for independence and reviews a comprehensive list of board memberships and charitable associations for each director, as updated annually following a review of the completed Director and Officer Questionnaire. As a result of this review, the Nominating & Governance Committee determined that with the exception of Mr. Thiele, no director had a direct or indirect material relationship with us and that, with the exception of Mr. Thiele, all are deemed to be independent directors. If any such relationship were deemed to exist all relevant material fees would be disclosed and the Nominating & Governance Committee would make a determination as to independence. The Board has not appointed a Lead Director as the role of Chairman is filled by an independent, non-management director and the Chairman presides at all meetings of the Board and all executive sessions of the Board.

There are no interlocking directorships and none of our independent directors or any of their immediate family receives any consulting, advisory, legal or other non-director fees from us.

In the normal course of its investment operations, our investment subsidiary PartnerRe Asset Management Corporation bought or held securities of companies in which our board members are also directors or non-executive directors. All transactions in such securities formed part of the normal investment management activity and were completed on market terms.

Director Qualifications

Lucio Stanca filled the last vacancy on the Board and consequently there are no vacancies. If there is the need to recruit a further director, the Nominating & Governance Committee is responsible for identifying, reviewing, assessing and recommending to the Board candidates to fill vacancies on the Board that occur for any reason. The Nominating & Governance Committee has established director candidate guidelines setting forth criteria that are considered in evaluating the candidacy of any individual as a director.

Code of Business Conduct and Ethics

The Board has adopted the PartnerRe Ltd. Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of our directors, officers and employees. Any specific waiver of the provisions requires approval of the Board or the Audit Committee, and any waivers must be promptly disclosed to shareholders. There were no amendments to the Code of Business Conduct and Ethics and no waivers in 2006. Any employee, officer or director who violates the Code of Business Conduct and Ethics will be subject to disciplinary action.

The Code of Business Conduct and Ethics was filed with the U.S. Securities and Exchange Commission on Form 8-K in January 2003. A copy of the Code of Business Conduct and Ethics is also available on our website at www.partnerre.com.

Corporate Governance Principles and Application Guidelines

The Board adopted the Corporate Governance Principles and Application Guidelines (the “Governance Principles”). The Governance Principles are intended to define how the Board will operate and reflect our business and global practices. The Governance Principles specifically refer to the fact that our Bye-Laws require majority voting for resolutions relating to the election of directors. The Governance Principles also include governance mechanics that apply to the practices of our Board on a day-to-day basis.

Our business and affairs are managed under the direction of the Board, which represents the shareholders. The Board believes that good corporate governance is a critical factor in achieving business success. The Board has long adhered to “best practices” in corporate governance in fulfillment of its responsibilities to shareholders. These practices align management and shareholder interests.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established five standing committees: the Audit Committee, the Compensation Committee, the Finance & Risk Management Committee, the Human Resources Committee and the Nominating & Governance Committee. The following standing committees of the Board are composed of independent directors: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. The Committee memberships are made up as follows:

Audit Committee	Compensation Committee	Finance & Risk Management Committee	Human Resources Committee	Nominating & Governance Committee
Kevin M. Twomey* Rémy Sautter** Vito H. Baumgartner Jan H. Holsboer Jürgen Zech	Jean-Paul L. Montupet* Vito H. Baumgartner** Kevin M. Twomey Jürgen Zech	Robert M. Baylis* Judith Hanratty** Jean-Paul L. Montupet John A. Rollwagen Lucio Stanca Patrick A. Thiele+	Jean-Paul L. Montupet* Vito H. Baumgartner** Kevin M. Twomey Jürgen Zech Patrick A. Thiele+	John A. Rollwagen* Robert M. Baylis** Judith Hanratty Rémy Sautter Jan H. Holsboer Lucio Stanca

*	Chairman
**	Vice-Chairman
+	non-independent director

The Board has adopted charters for each of the committees, among other things, to reflect current best practices in corporate governance. The Board and the named executive officers are responsible for managing strategic risk throughout the organisation and are therefore responsible for establishing our limits and policies.

A description of the role of each of the Committees of the Board and details of their membership are contained below.

AUDIT COMMITTEE

The Audit Committee is composed entirely of directors who are independent from us and our management. Independence is determined based on the definition contained in the New York Stock Exchange listing standards and by the Nominating & Governance Committee. In addition each member meets the financial literacy requirements of the New York Stock Exchange and has been determined by the Board to have appropriate accounting and/or financial management experience.

The Audit Committee oversees our financial reporting and risk management processes as well as our internal control structure on behalf of the Board and establishes standards for review of our compliance with applicable accounting and regulatory requirements. The Audit Committee meets with management, our Director of Group Internal Audit and our independent registered public accounting firm to review matters relating to the quality of financial reporting and internal accounting controls, including the nature, extent and results of their audits, and otherwise maintains communications between our independent registered public accounting firm and the Board. The Audit Committee also oversees compliance with the Code of Business Conduct and Ethics. The Audit Committee met ten times during the year ended December 31, 2006.

The Chairman of the Audit Committee, Mr. Kevin M. Twomey, meets the definition of an “audit committee financial expert” as adopted by the U.S. Securities and Exchange Commission and is considered and deemed an “audit committee financial expert” by the Board. Mr. Twomey is an independent director and serves on the Audit Committees for one other public company. Mr. Twomey was the President of The St. Joe Company from January 1999 until his retirement in May 2006 and was the Chief Financial Officer until March 2005. In February 2000 Mr. Twomey was appointed Chief Operating Officer for The St. Joe Company. Mr. Twomey has agreed to be designated as the audit committee financial expert for PartnerRe Ltd.

The other members of the Audit Committee are all “financially literate” having a broad range of experience in senior executive positions in their respective industries. Further details relating to the experience of the Audit Committee members can be found in their respective biographies on pages 5-10.

The following report was tabled and approved at meeting of the Audit Committee on February 22, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee has discussed with the independent registered public accounting firm, Deloitte & Touche (the “Accounting Firm”), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented, and as required by S-X Rule 2-07.

The Audit Committee has discussed with the Accounting Firm the Accounting Firm’s independence and whether the Accounting Firm’s provision of non-audit related services is compatible with maintaining the Accounting Firm’s independence from management and the Company and has received from the Accounting Firm the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as may be modified or supplemented, including written materials addressing the internal quality control procedures of Deloitte & Touche.

During fiscal year 2006, the Audit Committee had ten meetings including telephonic meetings to discuss amongst other things the quarterly results of the Company. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors, and the Company’s independent registered public accounting firm, Deloitte & Touche. Among other things, the Audit Committee discusses with the Company’s Accounting Firm the overall scope and plans for their respective audits, and the results of such audits. The Audit Committee separately met with Deloitte & Touche representatives, with and without management present.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management and with the Accounting Firm of the Company. Based on the above-mentioned reviews and discussions the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee

Kevin M. Twomey, Chairman

Rémy Sautter, Vice Chairman

Vito H. Baumgartner

Jan H. Holsboer

Jürgen Zech

COMPENSATION COMMITTEE

The Compensation Committee is composed entirely of directors who are independent from us and our management, as defined by the New York Stock Exchange listing standards and as determined by the Nominating & Governance Committee of the Board. The Compensation Committee is responsible for all aspects of compensation and benefits policies for our Chief Executive Officer and other named executive officers. This includes approving and reviewing performance measures, evaluating performance and reviewing and approving all salary and incentive payments and equity awards for our Chief Executive Officer and other named executive officers. The Compensation Committee is also responsible for reviewing and recommending to the Board the adoption of, or amendment to, plans providing for issuance of our shares or equity based awards. The Compensation Committee met five times during the year ended December 31, 2006.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee in 2006 was an officer or employee of ours or any of our subsidiaries and all are independent from us and our management, as defined by the New York Stock Exchange listing standards. There are no Compensation Committee interlocks.

The following report was tabled and approved at a meeting of the Compensation Committee on February 22, 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Jean-Paul L. Montupet, Chairman

Vito H. Baumgartner, Vice-Chairman

Kevin M. Twomey

Jürgen Zech

FINANCE & RISK MANAGEMENT COMMITTEE

The Finance & Risk Management Committee has been established to oversee all aspects of our risk and financial management. In this regard the Finance & Risk Management Committee has oversight responsibility for our policies and activities related to overall management of our assumed risks pursuant to the Business Strategy and Risk Guidelines established by the Board. The Finance & Risk Management Committee also advises the Board with respect to the manner in which our capital is exposed to losses through reinsurance and investment activities. It monitors our catastrophe exposure and levels of retrocession appetite and reviews our reserving policy. In regard to investment activities, it reviews our asset allocation policy and investment guidelines and monitors investment performance against agreed benchmarks. It also oversees our balance sheet and capital management policies including new capital raising, capital allocation, dividend payments and capital expenditure. The Finance & Risk Management Committee met four times during the year ended December 31, 2006.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee is responsible for our compensation philosophy, all forms of non-current monetary compensation (other than for the named executive officers) and the administration of the defined contribution pension plans. The Human Resources Committee is also required to review, analyze, discuss and validate management recommendation on human resource philosophies, policies and programs. Specific focus is placed on executive compensation, employee benefits, equity programs and executive succession planning and development. Recommendations made by the Human Resources Committee are considered by the Compensation Committee for approval. The Compensation Committee, as necessary, will make recommendations to the Board for approval, as prescribed in the Compensation Committee’s charter. The Human Resources Committee met five times during the year ended December 31, 2006.

NOMINATING & GOVERNANCE COMMITTEE

The Nominating & Governance Committee is responsible for all aspects of governance including selection and recommendation of director nominees, appointment of committee members, committee structure, Board compensation and the development of and compliance with the Corporate Governance Principles and Application Guidelines. All members of the Nominating & Governance Committee are independent of the Company and its management, as defined by the New York Stock Exchange listing standards. The Nominating & Governance Committee operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board. The purpose of the Nominating & Governance Committee is to identify individuals qualified to become Board members and recommend director nominees to the Board for election at the next annual general meeting of shareholders or alternatively recommend individuals to the Board to fill any vacancies or newly created directorships that may occur between such meetings. In addition the Nominating & Governance Committee recommends directors for appointment to committees and evaluates Board and committee performance on an annual basis. In addition, the Chairman conducts individual assessments for those directors who are standing for re-election. The Nominating & Governance Committee has in the past retained third party search firms to identify candidates from time to time.

Pursuant to the Nominating & Governance Committee’s charter, the Nominating & Governance Committee also oversees and sets compensation for our directors and develops and recommends to the Board the Corporate Governance Principles and Application Guidelines and oversees compliance with such guidelines.

Because of the unique and diversified nature of the work undertaken by us, the Nominating & Governance Committee will not consider any proposals put forward by the shareholders for nomination of a director.

The Nominating & Governance Committee has established criteria for membership of the Board and any committee. The Nominating & Governance Committee will apply these criteria when recommending individuals for prospective membership on our Board and for appointment of directors to the committees of the Board. The criteria include a review of prospective candidates’ qualifications (including a determination as to the independence of the candidate); an evaluation of current directors for re-nomination to the Board or re-appointment to any committee; an assessment of the performance of current directors; a periodic review of the composition of the Board and its committees in light of the current challenges and needs of the Board and each committee.

The Nominating & Governance Committee will also consider each director’s individual skills and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, background and experience.

The Nominating & Governance Committee met six times during the year ended December 31, 2006.

CORPORATE DOCUMENTATION

We will furnish, without charge, the following corporate documents to all shareholders:

•	Annual Report on Form 10-K for the year ending December 31, 2006

•	Audit Committee Charter

•	Nominating & Governance Committee Charter

•	Finance & Risk Management Committee Charter

•	Compensation Committee Charter

•	Human Resources Committee Charter

•	The Corporate Governance Principles and Application Guidelines

•	The Code of Business Conduct and Ethics

To obtain a copy of any of the documentation listed above please submit a written request to the Secretary, PartnerRe Ltd., Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. Such request may also be made by placing a telephone call to 1-441-292-0888. All of the documentation is also available on our website at www.partnerre.com. In addition, we will also furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of all exhibits to our Annual Report on Form 10-K.

The exchange rates used throughout this Proxy Statement have been calculated by taking an average of the bid/ask price of the currency over the specified 24 hour period.

DIRECTOR COMPENSATION

Directors’ compensation guidelines were reviewed on May 11, 2005 and August 30, 2005. The Nominating & Governance Committee approved the directors’ compensation guidelines on August 30, 2005. The Nominating & Governance Committee’s objective was to further align interests of directors and shareholders by incenting ownership in the form of share options and restricted share units while maintaining competitive compensation levels.

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider both the significant amount of time and the skill-level required by our directors to fulfill their duties. Our policy is, with the exception of the spousal program (as described below under “Board Perquisites”), not to provide any perquisites to the directors in lieu of compensation or otherwise. The total compensation package for director service consists of three components:

•	Cash compensation;

•	Share options; and

•	Restricted share units.

Component	Director Annual Amount	Board Chairman Annual Amount
Cash	$ 50,000	$180,000
Share options	$100,000	$120,000
Restricted share units	$ 80,000	$100,000
Dividend equivalents	Per actual dividend rate declared by the Board	Per actual dividend rate declared by the Board

Equity Components

The share option awards are immediately vested options to purchase our common shares, which are granted each year on the date of the annual general meeting. The number of share options granted is determined using the Black-Scholes methodology.

The restricted share units are immediately vested and awarded on a quarterly basis. Each restricted share unit award has a minimum share delivery date restriction of five years from the date of grant. Directors may elect to extend the share delivery date restriction to 10 years or 15 years from the date of grant. Upon termination of the director’s service for any reason other than death, the delivery deferral will be lifted six months following termination and the shares will be delivered immediately thereafter. In the case of termination for death, the delivery deferral will be lifted at termination and the shares will be immediately delivered to the director’s designated beneficiary or estate, as the case may be. Dividend equivalents on cumulative restricted share unit awards are paid out quarterly in cash.

All equity awards for the directors are made from the 2003 Non-Employee Director Stock Plan (the “2003 Director’s Plan”). A total of 500,000 common shares may be issued under the 2003 Director’s Plan.

The 2003 Director’s Plan may be amended or terminated by us at any time, in whole or in part. However, any amendment for which shareholder approval is required by law will not be effective until such approval has been obtained. Unless terminated earlier, the 2003 Director’s Plan expires on May 22, 2013, the tenth anniversary of its adoption by the Board, and no further share options or restricted share units may be granted thereunder after such date.

Elective Equity Incentive

In order to further align director and shareholder interests, the guidelines allow directors to elect each year to defer 50 percent or 100 percent of their cash compensation to be paid out in equity. Increased share ownership is further incented by a match of 25 percent on the value of deferred cash compensation. This value is paid out in restricted share unit awards, which are granted under the same terms and conditions as the other restricted share unit grants.

Board of Directors Ownership Guidelines

Directors are asked to own a minimum amount of our common shares equal to four times his/her annual cash compensation entitlement. For purposes of determining levels of ownership, both shares owned by directors as well as restricted share units are included in each of the director’s holdings. Directors who do not meet the ownership guideline are required to defer at least 50 percent of their cash compensation in restricted share units until the guideline is met. As with elective equity incentive, mandatory deferrals receive a company match equivalent to 25 percent.

Maximum Annual Equity Awards

All share option and restricted share unit awards made to directors shall not exceed the maximum annual limits as stated in the 2003 Director’s Plan.

Compensation for the Chairman of the Board

For services as Chairman in 2006, we granted Mr. Rollwagen equity awards under the approved guidelines of 8,070 share options and 5,114 restricted share units. For 2006, pursuant to the Elective Equity Incentive, Mr. Rollwagen elected to defer 100 percent of his cash compensation and was therefore entitled to receive a company match equivalent to 25 percent of his deferral.

Chairman of the Board restricted share units	($)
Standard annual restricted share units award	100,000
Cash deferral to restricted share units award	180,000
Company match	45,000
Dividend equivalents in cash	21,436
Total	346,436

Board Perquisites

Every other year we invite the partners of the directors and named executive officers to a board meeting and provide an extra optional program for their participation. Such a program took place in 2006 during the September meeting of the Board in Berlin. The cost of the extra program was U$23,821 at an average of U$2,647 per director/executive officer who utilized the spousal program. Other than the spousal program we do not provide any perquisites to our directors either in lieu of compensation or otherwise.

Management Director’s Fees and Directors’ Expenses

Mr. Thiele, our Chief Executive Officer, is the only member of management who serves on the Board. As our employee, Mr. Thiele is not paid any fees or additional compensation for services as director or as a member of any committee thereof. All directors, including Mr. Thiele, are reimbursed for travel and other related expenses incurred in attending meetings of the Board or committees thereof.

Director Compensation Table

The table below summarizes the compensation we paid to non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Paid in Cash ($)*		Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)**	Total ($)
John A. Rollwagen	180,000	(1)	100,000	120,000	—		66,436	466,436
Vito H. Baumgartner	50,000	(2)	80,000	100,000	—		21,465	252,221
Robert M. Baylis	50,000	(3)	80,000	100,000	6,694	(3)	23,498	260,192
Judith Hanratty	50,000	(4)	80,000	100,000	—		9,524	239,524
Jan H. Holsboer	50,000	(5)	80,000	100,000	—		24,271	254,270
Jean-Paul L. Montupet	50,000	(6)	80,000	100,000	—		9,652	239,652
Rémy Sautter	50,000	(7)	80,000	100,000	—		17,899	247,899
Lucio Stanca	15,834	(8)	25,334	100,000	—		6,364	147,532
Kevin M. Twomey	50,000	(9)	80,000	100,000	—		24,638	254,638
Jürgen Zech	50,000	(10)	80,000	100,000	—		23,344	255,235

*	As further detailed under “Board of Director Ownership Guidelines” on page 24, all deferrals are entitled to receive a company match equivalent to 25 percent.
(1)	Mr. Rollwagen elected to defer 100 percent of his cash compensation.
(2)	Mr. Baumgartner elected to defer 100 percent of his cash compensation.
(3)	Mr. Baylis elected to defer 100 percent of his cash compensation. In addition, pursuant to an expired plan, Mr. Baylis elected to defer his compensation in 2000 and 2002, and such deferral earned $6,694 in interest during 2006.
(4)	Ms. Hanratty elected to defer 50 percent of her cash compensation.
(5)	Mr. Holsboer elected to defer 100 percent of his cash compensation.
(6)	Mr. Montupet elected not to defer his cash compensation.
(7)	Mr. Sautter elected to defer 50 percent of his cash compensation.
(8)	Mr. Stanca rejoined the Board on September 7, 2006 and his awards were prorated accordingly. Mr. Stanca elected to defer 50 percent of his cash compensation.
(9)	Mr. Twomey elected to defer 100 percent of his cash compensation.
(10)	Dr. Zech elected to defer 100 percent of his cash compensation.
**	All Other Compensation

Name	Spousal Program ($)	Dividend Equivalents ($)	25 percent Company Match on Cash Deferral ($)	Corporate Jet ($)	Total ($)
John A. Rollwagen	—	21,436	45,000	—	66,436
Vito H. Baumgartner	2,647	6,318	12,500	—	21,465
Robert M. Baylis	—	10,998	12,500	—	23,498
Judith Hanratty	—	3,274	6,250	—	9,524
Jan H. Holsboer	2,647	9,124	12,500	—	24,270
Jean-Paul L. Montupet	2,647	7,005	—	—	9,652
Rémy Sautter	2,647	9,002	6,250	—	17,899
Lucio Stanca	—	4,385	1,979	—	6,364
Kevin M. Twomey	2,647	9,441	12,500	50	24,638
Jürgen Zech	2,647	10,088	12,500	—	23,344

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating & Governance Committee considered certain director relationships when making a determination as to director independence. These relationships are more fully particularised in the Board Independence and Expertise section on page 16.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We are a leading global reinsurer, providing multi-line reinsurance to insurance companies. We are an economic entity that exists to take risk and earn an adequate return on the capital that shareholders provide. Three principles drive our behavior. First, we sell a product of value to selected insurance and capital markets clients backed by our financial ability to meet our commitments. Second, we deliver an adequate return on the shareholders’ capital to compensate them for the risk that we assume on their behalf. Third, we aspire to be a well-managed company through our sound governance practices and processes and our commitment to provide a challenging work environment where employees can both develop their careers and be appropriately rewarded for their performance.

Executives and employees with the skills to assess, value and manage risk are critical to the creation of shareholder value. We seek to establish compensation policies which both further the rights of the shareholders to receive an adequate risk adjusted return and the expectation of employees to be adequately compensated for their ability to create value.

Compensation Committee

The Board is responsible for managing strategic decisions throughout the organization. To best manage this responsibility, the Board has established five standing committees: the Audit Committee, the Compensation Committee, the Finance and Risk Management Committee, the Human Resources Committee and the Nominating and Governance Committee. Each committee is detailed under the heading “Committees of the Board of Directors” on pages 18-21. Membership of each committee, including the Compensation Committee, has been determined to maximize the requisite abilities and professional experience of each of the respective directors. The assignment of directors to specific committees and the designation of committee chairs is the responsibility of the Nominating and Governance Committee. The Nominating and Governance Committee organizes and approves the rotation of committee membership and committee chairs on a regular basis.

The primary responsibilities of the Compensation Committee are to set our compensation philosophy, to review and approve recommendations from the Human Resources Committee and to make recommendations to the Board, as necessary, with respect to the compensation and benefits of executive management. In addition, they manage any plan that provides equity-based awards. The Compensation Committee also oversees the application of the compensation philosophy to the compensation and benefits policies for the named executive officers and any other officers subject to Section 16 of the Securities Exchange Act, whom we refer to as the Section 16 officers. These compensation and benefit policies govern cash and equity compensation, perquisites, retirement, severance and change in control benefits.

The Compensation Committee is comprised of four directors, namely, Mr. Jean-Paul L. Montupet (Chairman), Mr. Vito H. Baumgartner (Vice-Chairman), Mr. Kevin M. Twomey and Dr. Jürgen Zech. Further information relating to the experience and background of each member of the Compensation Committee, including the Chairman and Vice-Chairman, can be found under the heading “Executive Officer and Director Biographies” on pages 5-10.

Each member of the Compensation Committee is an independent director as defined under the New York Stock Exchange rules and as determined by the Board on an annual basis. The roles and responsibilities of the Compensation Committee are outlined in the PartnerRe Ltd. Compensation Committee Charter which is available on our website at www.partnerre.com.

Roles and Responsibilities of the Members of the Compensation Committee

Chairman

The responsibilities of the Chairman of the Compensation Committee include:

•	Providing input on and leading discussions with members of the Compensation Committee and management on each agenda item.

•	Confirming the approval of our policy and actions in conjunction with a majority of the members of the Compensation Committee as permitted in the Compensation Committee’s charter.

•	Presenting recommendations for approval to the Board.

•	Acting as the primary contact for management and members of the Compensation Committee.

•	Hiring and managing outside compensation committee consulting services.

•	Approving all meeting agendas and minutes.

•	Calling additional meetings of the Compensation Committee, as necessary.

Vice-Chairman

The responsibilities of the Vice-Chairman of the Compensation Committee include:

•	Assisting the Chairman in his duties as outlined above.

•	Acting as Chairman should the Chairman be unavailable.

Committee Membership

Each member of the Compensation Committee is required to prepare for each meeting, consider the materials provided and discuss any issues raised. Members are also required to provide input and support to the Chairman of the Compensation Committee on decisions and recommendations.

The Compensation Committee meets a minimum of four times per year. The meeting dates correspond with the regularly scheduled Board meetings, as set by the Chairman of the Board. The Chairman of the Compensation Committee may call additional meetings as required.

Compensation Committee Consulting Services

The Compensation Committee Charter permits the Chairman of the Compensation Committee to engage outside consulting services. In August 2005, Mr. Montupet engaged PricewaterhouseCoopers for their expertise in the strategic design, and governance controls of executive, director and corporate compensation and benefit programs.

Mr. Montupet has direct access to PricewaterhouseCoopers and he requests information, analysis and proposals from them on a regular basis. Mr. Montupet and the other committee members receive full copies of all final work products generated by PricewaterhouseCoopers for the Compensation Committee. Mr. Montupet may also request that PricewaterhouseCoopers attend any meeting of the Compensation Committee as appropriate. PricewaterhouseCoopers invoices us for their services with a copy sent to Mr. Montupet. Fees for these services are agreed on a project-by-project basis. No annual retainer fees are paid to PricewaterhouseCoopers.

Management uses the services of another team within the PricewaterhouseCoopers organization to provide technical expertise on the compliance of broad-based global employee equity programs and new U.S. accounting and tax regulations. Management also obtains consulting services from other independent compensation consultants on an ad hoc basis throughout the year. Typical projects include market pay studies, industry benchmarking and input on current trends and developments in executive compensation.

Management Role in Compensation Committee Activities

The Chief Executive Officer is not a member of the Compensation Committee and does not attend any Compensation Committee meetings unless specifically requested to do so by the Chairman of the Compensation Committee. The Chief Executive Officer may act as a key discussion partner with Compensation Committee members to provide information regarding business context, the market environment and our strategic direction. The Chief Executive Officer also provides recommendations to the Compensation Committee on individual performance evaluations and compensation for the named executive officers, other than himself. The Chief Executive Officer is a member of the Human Resources Committee together with the members of the Compensation Committee.

The Chief Human Resources Officer is not a member of the Compensation Committee, but does attend Compensation Committee meetings. The Chief Human Resources Officer supports the Compensation Committee by presenting information and proposals to the Compensation Committee as outlined in the meeting agendas. The Chief Human Resources Officer also ensures technical and administrative support for the Compensation Committee as required.

The Director of Group Compensation and Benefits is not a member of the Compensation Committee, but does attend Compensation Committee meetings. The Director of Group Compensation and Benefits acts as staff to the Compensation Committee, as a resource on technical issues, as well as committee secretary.

PartnerRe Executive Total Compensation Program

The Compensation Committee has developed and approved the Executive Total Compensation Program, which is designed to fairly reward executives for above average performance. The Compensation Committee has determined the following guidelines:

•

As far as reasonable, the named executive officers will participate in the same compensation systems and structures as other employees. The difference in awards will be driven by differing impact on value creation.

•	Shareholders and employees benefit from fostering an ownership culture.

•	All aspects of our executive compensation will be transparent to shareholders, the Board and employees.

•	All legal standards will be met in every jurisdiction in which we do business.

Additional design elements within the Compensation Committee guidelines include:

•	Predefined quantitative value creation measures for the annual incentive and equity awards.

•	Internal and external compensation benchmarks.

•	Caps on variable compensation and equity awards.

The intent of the Compensation Committee is to establish compensation and benefit programs for our Chief Executive Officer, Mr. Patrick A. Thiele, and certain executive officers that will incent and reward the contributions, results and behaviors that will most effectively produce optimal financial results while ensuring the continued stability and long-term success of our company for our shareholders.

To proactively manage the strategic and operational risks, the Compensation Committee developed an Executive Total Compensation Program which was implemented in 2004. Individuals who are eligible to participate in the Executive Total Compensation Program are the Chief Executive Officer, and Messrs. Benchimol, Meyenhofer and Moore (together, the “Program Participants”). The Executive Total Compensation Program was designed to meet the following strategic objectives, set by the Board:

Strategic Objective	Executive Total Compensation Program/Policy
Align the long-term interests of executives and shareholders	• Annual equity award, based on return on equity goals • Share ownership guidelines • Share retention guidelines
Establish competitive pay levels on a total compensation basis	• Market median pay positioning measured against peer group
Clearly link pay with performance	• Annual incentive based on financial goals and organizational objectives • Equity awards based on return on equity performance

Strategic Objective	Executive Total Compensation Program/Policy
Good governance and corporate responsibility

•      Compensation Committee charter

•      Compensation Committee independence and authority

•      Independent advice from consultants retained by the Compensation Committee

•      Full compliance in every jurisdiction

Incent retention of Chief Executive Officer and executives

•      Vesting schedule for equity awards

•      Deferred annual incentive payments

•      Chief Executive Officer retention program

•      Change in control policy

•      Executive retirement guidelines

•      Elective equity incentive plan

•      Compensation customization guidelines

Full details on each compensation and benefit component contained in the policy appear in subsequent sections of this document.

Compensation of Program Participants: Roles and Responsibilities

Board of Directors

The Board is responsible for the final approval of all compensation elements for each Program Participant, including the Chief Executive Officer.

Compensation Committee

The Compensation Committee reviews the analysis from the Chief Human Resources Officer, the compensation consultant and the Chief Executive Officer (with respect to the other Program Participants) in determining the final compensation recommendations to the Board for the Program Participants.

Chief Executive Officer

The Chief Executive Officer provides information and recommendations to the Compensation Committee related to the compensation of the Program Participants other than himself. Annually the Chief Executive Officer proposes financial performance metrics, weights and scales and organizational performance objectives for each Program Participant for the subsequent performance period. Following the performance period, the Chief Executive Officer makes compensation recommendations based on both the financial performance results and the Chief Executive Officer’s qualitative assessment of each Program Participant’s performance in achieving the organizational objectives and contribution to the organization. Compensation recommendations for the Program Participants are aligned with our compensation philosophy, annual incentive guidelines, equity grant methodology and the Executive Total Compensation Program.

Human Resources Committee

The Human Resources Committee (as described in further detail under “Human Resources Committee” on page 19) is comprised of the members of the Compensation Committee together with the Chief Executive Officer and is staffed by the Chief Human Resources Officer and other members of the Group Human Resources department.

The Human Resources Committee charter requires the Human Resources Committee to oversee human resources philosophy, strategy, policy and administration applicable to all employees within the PartnerRe group.

Human Resources Management

The Chief Human Resources Officer provides information and analysis on executive compensation and equity programs for the Compensation Committee, as requested.

On an annual basis, Human Resources management provides analysis on internal pay equity, tally sheets, compensation mix, executive stock ownership and competitive market comparisons.

The Chief Human Resources Officer and PricewaterhouseCoopers present the Compensation Committee with alternatives in the compensation of our Chief Executive Officer to consider, based on benchmarking data and our executive compensation programs.

Recommendations for the Chief Executive Officer and Program Participants are then presented to the full Compensation Committee by the Chief Human Resources Officer. Base salary recommendations are analyzed for market competitiveness. Annual incentives are calculated based on our financial performance results (organizational performance ratings may only be determined by the Compensation Committee). Equity award recommendations are based on equity grant methodologies and adjusted as appropriate for individual performance.

The Compensation Committee recommends the Program Participants’ total compensation to the Board for their ratification and approval.

Once approved, the Chief Human Resources Officer is responsible for implementing the base salary adjustments, the annual incentive payment and the equity award grant.

Compensation Consultant

PricewaterhouseCoopers is responsible for providing information and guidance to the Compensation Committee as requested. Annually at the November meeting of the Compensation Committee, PricewaterhouseCoopers presents a competitive peer group analysis for review and approval. Based on the approved peer group, PricewaterhouseCoopers prepares a competitive compensation analysis on executive compensation which is presented to the Compensation Committee at the following February meeting for ratification and approval. Each element of total compensation for the Program Participants is compared to respective counterparts for each company within the competitive peer group.

Named Executive Officers in the Proxy

Within the PartnerRe group, the principal decision-maker is the group Chief Executive Officer, Patrick A. Thiele. In reaching a determination on principal decisions, the Chief Executive Officer relies heavily on the Chief Financial Officer, the Chief Executive Officers of the major business units and the Chief Actuary. This group constitutes the named executive officers.

Mr. Costas Miranthis, the Chief Actuary, was designated as a named executive officer and a Section 16 officer on April 5, 2006. Mr. Miranthis’s remuneration is the same as offered to all other management level employees, who are not included in the Executive Total Compensation Program. Mr. Miranthis is eligible to receive an annual incentive with a target payout of 80 percent of salary. In February 2007, Mr. Miranthis was awarded an annual incentive payment of $620,686, based on company results and the performance of the actuarial function in 2006. Mr. Miranthis’ annual incentive payment is indexed to the pound sterling and is based on the average rate for the prior year (i.e., 2006 for 2007 payment) against a base period defined as the 12 month average at the time his employment commenced. Mr. Miranthis is eligible for annual grants under our long term incentive plan but is not included in the Executive Total Compensation Program.

Further details about the Program Participants are included below:

Program Participants	Titles	Locations
Patrick A. Thiele	President and Chief Executive Officer, PartnerRe Group	Bermuda
Albert Benchimol	Executive Vice President and Chief Financial Officer, PartnerRe Group	Bermuda
Bruno Meyenhofer	Chief Executive Officer, PartnerRe Global	Switzerland
Scott D. Moore	President and Chief Executive Officer, PartnerRe U.S.	USA

Summary of Elements of Compensation

Base Salary

Base salary is set at market competitive levels using disclosed peer company comparisons. This is a fixed expense that does not vary with performance. It is intended to remunerate executives for their extensive years of experience and industry specific expertise that does not vary with performance. Our peer group is discussed below under the heading “External Pay Equity—Competitive Peer Group”. At the Chief Executive Officer’s request, and as agreed by the Compensation Committee, Mr. Thiele’s salary will be capped at $1 million per year from 2007 until retirement.

Annual Incentive

Each named executive officer has a bonus target that is set as a percentage of salary with the Chief Executive Officer’s bonus target set at 125 percent and the other Program Participant percent’s bonus target set at 100 percent. As applies to all employees the named executive officers can earn between 0-200 percent of their individual target bonus based on performance.

For the Program Participants, a variable amount is paid based on pre-determined, quantitative measures intended to incent and reward performance. In our case, the primary measure of performance for our executives is group annual operating return on equity. The Compensation Committee approves the performance goals including the weights and measures for each named executive officer prior to or at the beginning of each performance period. For more detailed information, please see the “Annual Incentive Guidelines” and “Performance Weightings, Metrics and Scales” sections below.

Equity Grants

Equity grants are made in accordance with the Executive Total Compensation Program with the amounts granted by the Compensation Committee using operating return on equity as the measure of performance. We set ownership targets for each of our Program Participants and have designed a structured award program that allows each Program Participant to reach the targets within a reasonable period of time. Once the Program Participants reach these targets, we allow them to customize the form of the grant.

For more detailed information, see the “Annual Equity Grant Methodology” and “Executive Stock Ownership” sections below.

Mix of Compensation

We analyze and review the mix of compensation for the Program Participants on an annual basis. The intent of the Compensation Committee is to ensure that the balance between fixed and variable compensation supports a pay for performance approach and that the equity component is sufficient to align the executives’ interests with those of shareholders, focused on the long-term success of the organization.

The following table illustrates the breakdown of compensation of target compensation for the Program Participants for 2006. The numbers shown are percentages of total annual compensation which is the aggregate value of salary, annual target bonus and target equity awards:

	Base Salary	Target Cash Annual Incentive	Target Equity Award Value (*)
Patrick A. Thiele	22%	27%	51%
Albert Benchimol	21%	21%	58%
Bruno Meyenhofer	22%	22%	56%
Scott D. Moore	21%	21%	58%
(*)	These figures are based on Black-Scholes valuations

As detailed above, Mr. Miranthis is not a Program Participant. The following table illustrates the breakdown of compensation of target compensation for Mr. Miranthis:

	Base Salary	Target Cash Annual Incentive	Target Equity Award Value (*)
Costas Miranthis	43%	35%	22%
(*)	This figure is based on Black-Scholes valuations

The Compensation Committee has concluded that our target incentives and equity methodologies provide the appropriate mix of total compensation in support of our compensation philosophy.

Internal Pay Equity

The Compensation Committee analyzes and reviews the appropriate level of compensation for the Program Participants on an annual basis. In addition, the Compensation Committee analyzes and reviews the compensation of our section 16 officers, including Mr. Miranthis and the group Chief Accounting Officer, Laurie Desmet, on an annual basis. The Compensation Committee reviews compensation information based on both internal pay equity analysis and the external competitive market where we compete for talent.

Each year, the Compensation Committee recommends the Chief Executive Officer’s total compensation package and any revisions to the package are approved by the Chairman of the Board. Management prepares an internal equity pay analysis annually comparing the compensation levels of each element of basic compensation as well as total compensation consisting of base salary, annual incentive and equity awards.

The analysis presented for review by the Compensation Committee in 2006 compared average compensation levels from 2001 to 2006 for the Chief Executive Officer and other Program Participants and section 16 filers.

The Compensation Committee believes that the Chief Executive Officer’s compensation levels, compared to the other Program Participants, are appropriate and reflect the scope and responsibilities of the Chief Executive Officer relative to other Program Participants. The Compensation Committee has also determined that the other Program Participants are appropriately positioned between the Chief Executive Officer and the next level of management.

Based on the aggregate of the salary, annual incentive and equity value averaged over the last three years, the Chief Executive Officer’s annual compensation was 29 times the average annual compensation paid to our employees.

External Pay Equity—Competitive Peer Group

To aid retention and recruitment of potential executive officers, the Compensation Committee analyses and reviews the compensation data of a selected market peer group. We define our competitive peer group as those organisations with whom we compete for executive talent. The Compensation Committee has established an annual peer group review process in which companies included in the existing peer group are reviewed for their continued relevance and other companies are considered for inclusion to the group. Criteria used for analysis and consideration include size (revenues and market capitalization), corporate strategy, business mix, location and the availability of compensation data. All companies included in the peer group are in the insurance or reinsurance industry.

The 2006 market peer group was chosen by the Compensation Committee based on recommendations from PricewaterhouseCoopers, the retained compensation consultants to the Compensation Committee. In November 2006, the Compensation Committee approved the following companies for our peer group analysis: ACE Ltd., XL Capital Ltd., W.R. Berkley Corporation, Reinsurance Group America Inc., Everest Re Group Ltd., Transatlantic Holdings Inc., Arch Capital Group Ltd., Scor SA, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., and RenaissanceRe Holdings.

In January 2007, PricewaterhouseCoopers provided a compensation analysis for the Program Participants relative to their counterparts within the competitive peer group. Their report, including all supporting documentation, was provided to the Compensation Committee. The key findings of the analysis demonstrated to the Compensation Committee that the Program Participants are being fairly compensated relative to their peers.

Linkage of Compensation to Business Strategy

Annual Incentive

Annual Incentive Guidelines

All employees of the PartnerRe group are eligible for a cash annual incentive based on the achievement of pre-determined performance goals. The Compensation Committee approved the PartnerRe Group Annual Incentive Guidelines. These guidelines provide a framework for the structure and payout of annual incentives in the organization, including guidance on performance metrics and weights as well as process and governance. The components are:

•	Each employee has a target annual incentive that is set as a percentage of base salary.

•	The target payout is set to the market median range of the appropriate competitive market.

•	The annual incentive payout ranges from 0 percent to 200 percent of the target payout based upon performance results.

•	The payout will be at target for target performance, below target for low performance and above target for high performance.

The target annual incentives and 2006 payout ranges for the named executive officers are as follows:

	Target Annual Incentive	Current Base Salary		Minimum Annual Incentive Payout (0% of target)	Target Annual Incentive Payout (100% of target)		Maximum Annual Incentive Payout (200% of target)
Patrick A. Thiele	125%		$966,000	$0		$1,207,500		$2,415,000
Albert Benchimol	100%		$525,000	$0		$525,000		$1,050,000
Bruno Meyenhofer	100%	C	HF 754,000	$0	C	HF 754,000	C	HF 1,508,000
Scott D. Moore	100%		$525,000	$0		$525,000		$1,050,000
Costas Miranthis	80%		$445,000	$0		$356,000		$712,000

Performance Weightings, Metrics and Scales

The annual incentive performance weightings, metrics and scales for the Program Participants are approved by the Compensation Committee at the November meeting of the Compensation Committee that precedes the performance period commencing in January. Metrics measure both financial and non-financial (organizational) performance against pre-determined objectives. Weights are applied to each metric based upon the importance to our strategy, the current business environment and the behaviors of each executive that the Compensation Committee wants to incent and reward.

Each of the Program Participant’s annual incentive is heavily weighted (70-80 percent) toward our financial performance in terms of profitability and growth. In the last three years, operating return on equity has been the principal financial measure. The scale has not changed in five years and is as follows:

Operating Return on Equity Performance	Payout of Award as a Percentage of Salary
>18%	200%
>17%	180%
>16%	160%
>15%	140%
>14%	120%
12-14%	100%
>11%	80%
>10%	60%
>9%	40%
>8%	20%
<8%	0%

The above scale is calibrated to reflect the degree of difficulty associated with achieving the return on equity targets shown. The annual incentive target (i.e., payout at 100 percent) reflects 13 percent return on equity performance, which is our long-term target. The scale starts at 8 percent because we believe that at or below this level, shareholders are not being adequately compensated for the risk associated with their investment in us. The annual incentive payout is capped at 18 percent because we believe that an uncapped payout could result in behavior that is not in our best interests in the long-term or that of our shareholders.

In addition to the return on equity goal, there are other predetermined quantitative and qualitative goals. These quantitative goals are either growth of business or return on profitability. The qualitative goals relate to specific projects and actions which are determined by the Board as being part of our overall success.

2006 Annual Incentive Weightings for the named executive officers

Performance Metrics	Chief Executive Officer	Other Program Participants	Costas Miranthis
Group Financial	80%	40%	66%
Group Organizational	20%	10%	4%
Business Unit Financial	n/a	40%	n/a
Business Unit Organizational	n/a	10%	30%
Total	100%	100%	100%

Historical Annual Incentive Payout as a Percentage of Target

	2004	2005	2006
Operating return on equity	17%	(9)%	26%
Patrick A. Thiele	165%	43%	186%
Albert Benchimol	160%	74%	173%
Bruno Meyenhofer	172%	22%	165%
Scott D. Moore	169%	20%	185%
Costas Miranthis	164%	73%	174%

Annual Equity Grant Methodology

The Compensation Committee and management view equity awards as a grant of ownership in PartnerRe Ltd. and therefore the amount of equity available for allocation to employees each year is based on the shareholder value created in the performance period.

Our measure of value creation for the annual equity grant is operating return on equity. The amount of equity available for allocation to employees depends on the year’s return on equity performance results and is expressed as a percentage of our common shares outstanding. This measure has been used since 2001.

Operating Return on Equity (%)	Percentage of Common Shares Outstanding (%)
>15	2.7
>14 to 15	2.4
>13 to 14	2.1
>12 to 13	1.8
>11 to 12	1.5
>10 to 11	1.2
<10	0.8

One of the stated strategic objectives of the Compensation Committee is to align the long-term interests of employees and shareholders by encouraging ownership of our common shares. In the event that the return on equity falls below 10 percent, the amount of equity available for allocation to employees will be 0.8 percent of our common shares outstanding. In the event that return on equity is greater than 15 percent, the amount of equity available for allocation to employees will be capped at 2.7 percent of our common shares outstanding.

The form of annual equity awards has shifted in recent years from the exclusive use of stock options to also using restricted stock units as part of our equity award program. To calculate total equity pool grants, we convert stock-settled share appreciation rights to restricted stock units based on a Black-Scholes derived conversion rate of four stock-settled share appreciation rights equal to one restricted stock unit valued at the time of grant.

For the 2007 performance year, we will change the measure of value creation from return on equity to economic value per share. As our industry is cyclical, economic value per share is better determined by utilizing a four-year performance period as opposed to an annual performance period. Switching to measuring growth by economic value per share, which incorporates a longer-term view, is better aligned with the objectives of a long-term incentive as it captures other important aspects of value creation within a reinsurance company.

Equity Pool Allocation

Using the 2006 equity grant methodology, the Compensation Committee, taking into consideration peer group analysis, provides recommendations for the allocation of equity to the Chief Executive Officer, named executive officers and other employees. These recommendations are based upon a mathematical formula approved by the Compensation Committee and are derived from analysis of the Compensation Committee approved peer group.

Allocation Category	Pool Allocation as % of Total Equity Pool
Chief Executive Officer	13
Other Program Participants	27
Other Employees	60

The Compensation Committee approved the equity awards for the Program Participants resulting from the application of the 2006 equity grant methodology. In addition, the Compensation Committee approved the award for Mr. Miranthis, as recommended by the Chief Executive Officer, based on the same allocation methodology.

Form of Equity

The Executive Total Compensation Program outlines the form of equity to be used for the Program Participants. The equity award delivered to the Program Participants consists of 50% of the value in stock-settled share appreciation rights and 50% in restricted stock units. The Compensation Committee’s intention is to encourage executive retention by issuing the three-year cliff-vesting restricted stock units and to incent continued growth in value and share price by issuing stock-settled-share appreciation rights with a three-year ratable vesting schedule. We believe that the three-year vesting schedule is consistent with market practice.

Equity Grant Dates

Following the release of the year-end financial results, the Compensation Committee reviews, adjusts and recommends approval of the final total equity pool and the annual equity awards for the individual Program Participants to the Board. The grant date of the annual equity awards for the Program Participants is the date such award is approved by the Board in February of each year. The dates for the Board and Compensation Committee meetings are set a year in advance. The table below illustrates the grant dates over the past five years:

Grant Date Annual Equity Awards for Program Participants	Compensation Committee Meeting	Board of Directors’ Meeting
February 24, 2006	February 23, 2006	February 24, 2006
February 10, 2005	February 9, 2005	February 10, 2005
February 24, 2004	February 23, 2004	February 24, 2004
February 25, 2003	February 24, 2003	February 25, 2003
February 26, 2002	February 25, 2002	February 26 & 27, 2002

Stock-settled share appreciation rights for eligible employees are granted with an exercise price at the fair market value of the common shares of PartnerRe Ltd. The plan rules define the fair market value as the average of the high and low trading prices of common shares of PartnerRe Ltd. on the trading date immediately preceding the grant date.

Executive Stock Ownership and Retention

The Compensation Committee believes that the most effective way to align the interests of executives and shareholders is to make executives meaningful shareholders themselves. Within the Executive Total Compensation Program, the Compensation Committee has established stock ownership guidelines along with holding restrictions and incentives to further encourage Program Participants to hold a stake in the future value of the organization.

Stock Ownership Guidelines

The Program Participants are required to meet and maintain two stock ownership targets. The targets are referred to as total shares/equivalents (shares owned, restricted stock, restricted or deferred stock units and shares held in qualified plans) and total stockholdings (total shares/equivalents plus all exercisable and un-exercisable options and stock-settled share appreciation rights).

The targets are expressed as a percentage of shares outstanding. These percentages were derived from an analysis of the executive share ownership of our competitive peer group.

Ownership Targets	Total Shares/Equivalents as percentage of Shares Outstanding	Total Shareholdings as percentage of Shares Outstanding
Chief Executive Officer	0.2	1.0
Other Program Participants	0.05	0.25

Ownership Holdings 31 Dec 2006	Total Shares/Equivalents as percentage of Shares Outstanding	Total Shareholdings as percentage of Shares Outstanding
Patrick A. Thiele	0.22	1.01
Albert Benchimol	0.03	0.37
Bruno Meyenhofer	0.04	0.54
Scott D. Moore	0.06	0.37

Net Share Retention Guidelines

The Compensation Committee manages executive stock ownership through net shareholding requirements as outlined in the Executive Total Compensation Program. Net shares are defined as the shares remaining from a transaction (exercise or vesting) after enough shares are sold to pay the applicable option exercise price and any tax or social security liabilities on the transaction.

If the Program Participant has not met the total shares ownership target, the Program Participant is required to retain 100 percent of the net shares until the target is met. If the Program Participant has met the total shares ownership target, the Program Participant is required to retain 50 percent of the net shares for a period of three years.

Elective Company Match

The Compensation Committee further encourages executive stock ownership through company matches on elective deferrals of cash annual incentives as outlined in the Executive Total Compensation Program. Eligible Program Participants may elect to defer a portion or all of their cash annual incentive into immediately vested deferred stock units. The award of deferred stock units has a minimum delivery date restriction of five years from the date of grant. We will then provide an additional restricted stock unit award equal to 25 percent of the deferred cash incentive value. These awards of restricted stock units are subject to a three-year cliff-vest and also have a minimum delivery date restriction of five years from the date of grant.

Compensation Customization

One of the key responsibilities of the Compensation Committee is to provide compensation programs that optimally incent, reward and retain the key executives of the organization. The Compensation Committee recognizes that in terms of compensation, executives are motivated by both the level and form of compensation. Each individual executive has preferences for different forms of compensation based upon their personal financial portfolio, risk appetite and retirement goals and timeline.

The Compensation Committee provides flexibility to executives in electing the form of delivery of the value of their annual equity awards within the Compensation Customization Guidelines of the Executive Total Compensation Program. To ensure continued alignment of the executives’ interests with shareholders, only Program Participants who have met the two stock ownership targets are eligible for compensation customization. The standard form of annual equity awards is 50 percent in stock-settled share appreciation rights and 50 percent in restricted stock units. Eligible executives may elect to change the standard form of annual equity awards by selecting from a pre-defined menu of alternatives including 100 percent delivery in stock options or stock-settled share appreciation rights, 100 percent delivery in restricted stock units or 50 percent restricted stock units and 50 percent deferred cash.

Pursuant to the Executive Total Compensation Program, Messrs. Thiele and Moore are currently eligible to customize the form of delivery of the value of their annual equity awards. Mr. Moore met both stock ownership targets in 2004 and he has elected to receive the value of his equity awards granted in 2005, 2006 and 2007 to be paid 50 percent in restricted stock units and 50 percent in deferred cash. Mr. Thiele met both stock ownership targets in 2005 and he has elected to receive the value of his equity awards granted in 2006 and 2007 to be paid 50 percent in restricted stock units and 50 percent in deferred cash.

The amount of the deferred cash awards is equal to the dollar value of the stock option equivalents award on the date of grant. The equity allocation for each executive is divided in two, representing the standard award breakdown of a 50 percent grant in restricted stock units and a 50 percent grant in stock-settled share appreciation rights. The number of restricted stock units to be granted is multiplied by the fair market value of common shares of PartnerRe Ltd. on the date of grant. Instead of granting stock-settled share appreciation rights, this dollar amount is granted in a deferred cash award which vests ratably over three years. Upon vesting, the executive receives the vested portion of the award in cash with interest equal to the three-month Treasury Bill rate.

The form and delivery of the 2006 annual equity award values for the named executive officers is shown in the following table:

Vesting	Customization Eligibility	Stock-settled Share Appreciation Rights 3-year ratable	Restricted Stock Units 3-year cliff	Deferred Cash 3-year ratable
Patrick A. Thiele	Yes		50%	50%
Albert Benchimol	No	50%	50%
Bruno Meyenhofer	No	50%	50%
Scott D. Moore	Yes		50%	50%

Retirement Benefits and Conditions

We maintain active defined-contribution plans and frozen, fully-funded non-contributory defined benefit plans, which were closed to new members in June 1999. Contributions are made by us and in some locations are supplemented by the local plan participants. Contributions are based on a percentage of the participant’s base salary which depends on competitive local market practice. Vesting provisions meet local legal requirements and market trends; the accumulated benefits for the majority of these plans vest immediately or over a two year period. As required by law, certain retirement plans also provide for death and disability benefits and lump sum indemnities to employees on retirement.

The Compensation Committee believes that executives who have dedicated themselves to the organization for significant periods and who have participated at the highest level of management in shaping and guiding our future long-term value should share in the rewards of their contributions. Therefore, the Compensation Committee has established the definition of retirement for the Program Participants. The Executive Total Compensation Program outlines special treatment of equity compensation, contingent upon compliance with post-retirement conditions. In all other respects, the retirement benefits in place for executives are the same as offered to all other employees. There are no supplemental employer contributions or enhanced features in the Program Participants’ retirement plans.

Executive Retirement Definition and Status

Program Participants are eligible for executive retirement benefits and conditions once they meet the criteria for the definition of executive retirement:

•	55 years old with 10 years of service or
•	58 years old with 8 years of service or
•	60 years old with 5 years of service.

Program Participants	Eligible for Executive Retirement Benefits and Conditions
Patrick A. Thiele	1 December 2008
Albert Benchimol	19 August 2012
Bruno Meyenhofer	Currently Eligible
Scott D. Moore	20 February 2008

Special Treatment of Equity Compensation

The Compensation Committee wants Program Participants to continue to focus on the long-term value of the organization through to their retirement dates by allowing them to realize the full value of their long-term incentive awards. Under the Executive Total Compensation Program, any unvested awards as of the date of retirement will continue to vest under the original vesting provisions for an additional 36 months. Additionally, any vested options or stock-settled share appreciation rights (including those that vest post-retirement) will remain exercisable for the remainder of the original term of the grant.

Post-retirement Conditions

In return for providing the beneficial treatment of long-term equity compensation awards, the Compensation Committee requires executives to comply with the following limitations on business activity for 36 months following retirement:

•	Agree not to compete in the reinsurance business in the locations where we do business;

•	Agree not to solicit employees or customers to a company that compete in the reinsurance business in the locations where we do business; and

•	Agree not to disclose confidential information, unless legally required to do so.

Chief Executive Officer Retention

The Board has full confidence in the expertise, integrity and leadership of Mr. Patrick A. Thiele as our Chief Executive Officer. The Compensation Committee want to ensure that we are providing every incentive and motivation to Mr. Thiele to continue in the chief executive position through the most critical stages of the current reinsurance business cycle as fewer profitable opportunities require much greater skill and management oversight.

In November 2004, we entered into retention award arrangements with Mr. Thiele, based on a design recommendation from PricewaterhouseCoopers. The arrangements are structured as a restricted share unit award and a separate deferred cash award. The restricted share unit award amount is for 42,582 restricted share units, each of which represents the right to future delivery of one common share. The deferred cash award entitles Mr. Thiele to an amount of $2,500,000. The restricted share unit award and the deferred cash award are subject to the same retention and threshold performance conditions. To fulfill the conditions, Mr. Thiele must remain our employee until December 31, 2009, and our book value per share must equal or exceed $65.00 per diluted share, as presented in our 2009 audited financial statements (the “performance condition”).

Mr. Thiele will receive a pro rata portion of the retention awards if his services are terminated by us without cause or by Mr. Thiele with good reason prior to December 31, 2009, provided that the performance condition is met on a pro rata basis. Pro rata values for the performance condition for each quarterly financial reporting period until December 31, 2009 are set forth in the award agreements.

The awards are forfeited if Mr. Thiele’s service is terminated by us for cause or by Mr. Thiele without good reason before December 31, 2009. In the event of a change in control, the awards are no longer subject to the performance condition, but will remain subject to the provision requiring Mr. Thiele to remain employed by us until December 31, 2009.

Other Compensation & Benefits

Other compensation and benefits are awarded to the named executive officers based upon competitive market standards, both at the executive level and within the local market environments.

Within the PartnerRe group, members of senior management over 45 are eligible for our executive health benefit. The Compensation Committee recognizes that our human resources are the most valuable asset of the organization. The executive health benefit policy approved by the Compensation Committee funds the expense of comprehensive medical reviews on a bi-annual basis, including travel and accommodation as necessary, for designated employees.

Messrs. Thiele, Benchimol and Miranthis are based at the corporate headquarters in Bermuda. There is competition for talent among the international companies in Bermuda and the cost of living is significant. In keeping with our compensation philosophy, policies at the corporate headquarters reflect local market practices including housing allowances and Bermudian payroll tax reimbursements for employees at all levels. The competitive practice for expatriate executives in Bermuda also includes reimbursement of car expenses, club fees and tax filing assistance.

Other items included in “other compensation” reflect each executive’s participation in broad-based plan philosophies that are the same for all employees such as competitive employer contributions to defined-contribution retirement plans, company-paid life insurance premiums and cash dividend equivalent payments on unvested, undelivered restricted stock units.

Severance

To assist in recruiting our executive officers and to ensure that we are competitive with the market we provide for severance of our Program Participants. Severance will be paid upon the termination of employment under several different scenarios, including a change in control. Severance triggers, restrictive conditions and compensation are governed by executive employment agreements, the Executive Total Compensation Program, change in control agreements, and our equity plans for employees.

Executive Employment Agreements

Messrs. Thiele, Benchimol and Moore have executive employment agreements that outline termination definitions and compensation. Termination definitions include death, disability, termination by us for cause, and by the employee for good reason. Compensation upon termination is defined for each of the termination definitions as well as for any reason other than the specific termination definitions. The termination compensation was compared to competitive benchmarks and recommended by PricewaterhouseCoopers.

The executive employment agreements contain provisions regarding post-termination restrictions. Mr. Thiele and Mr. Benchimol’s executive employment agreements state that in the case of termination by us for or without cause or by the employee without good reason, for the period starting six months prior to termination and ending six months post-termination, the employee agrees not to solicit or accept business from our clients or to solicit any employee to terminate. Mr. Moore’s agreement states that in the case of termination by us for cause or by the employee without good reason, for the period starting six months prior to termination and ending six months post-termination, the employee agrees not to solicit or accept business from our clients, not to solicit any employee to terminate and not to engage in any business of the type performed by us.

Mr. Moore’s executive agreement entitles him to post-retirement benefits consisting of continued hospital and medical coverage. There are no contractual agreements for post-retirement benefits for any of the other Program Participants.

Messrs. Meyenhofer and Miranthis do not have executive employment agreements with us and therefore do not have specific severance provisions contracted with us except as explained under “Change in Control Policy” below.

Change in Control Policy

The Compensation Committee approved the PartnerRe Ltd. Change in Control Policy effective November 2004. Each of the Program Participants has a separate change in control agreement governed by the change in control policy. The objectives of this policy are to provide incentives to ensure that management cooperates in the best interests of shareholders and to protect compensation and benefits in order to retain key executives during a change in control transaction.

The definition of a change in control under the change in control policy is consistent with the definition of the 2005 Employee Equity Plan, as approved by shareholders in 2005. Upon a change in control, all equity granted under the plan will fully vest and all restrictions will be lifted.

The change in control policy defines the triggers and conditions for certain senior employees to be eligible for severance in the form of cash compensation and benefits. Two conditions must be met for eligibility:

1.	A change in control event must have occurred, as per the change in control policy definition, within the previous 24 months; and

2.	The employee is terminated by us for reasons other than death, disability, or for cause, or by the employee with good reason.

Termination by cause will result in the event of an employee engaging in gross negligence or willful misconduct or the employee’s conviction of a criminal offense.

Termination by the employee with good reason is defined as the assignment to the employee by us of duties inconsistent with his/her position, authority, duties, responsibilities or status with us, a reduction in compensation and benefits without the employee’s consent or any other material change in the conditions of employment.

The Compensation Committee recognizes that while key executives may not be terminated as a result of a change in control event, they may want to leave the new organization for other reasons. The loss of key employees during the initial integration phase in a change in control event may potentially have an impact on the ultimate success of the new organization. The acquiring company is also likely to pay more if they are confident they have our management assistance during transition. Therefore, the change in control policy also provides an incentive to key executives to remain with the organization during the first 12 months following a change in control. Subsequently, during a 30-day period following the first anniversary of a change in control, the change in control policy allows the executive to voluntarily terminate his/her employment (a modified trigger) and still be entitled to his/her severance cash compensation and benefits. The executive is therefore incented to remain with us during the most critical stages of a change in control event to provide management leadership with a smooth transition.

Under the change in control policy, the Program Participants all have a 30-day modified-trigger clause (as detailed above) in their change in control agreements.

Impact of Regulatory and Accounting Requirements

In making executive compensation decisions, the Compensation Committee is mindful of the impact of regulatory requirements on those decisions. In particular, regulatory requirements affect the Compensation Committee’s decisions in the following ways:

•

Internal Revenue Code Section 162(m): In 2006 the compensation of Mr. Moore, who is an employee of PartnerRe U.S., was subject to the corporate income tax deductibility rules of Code Section 162(m). (No other Program Participant is subject to U.S. corporate taxation or Section 162(m)). We believe that the corporate income tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy or in rewarding superior executive performance. Accordingly, although we generally intend to avoid the loss of a tax deduction due to Section 162(m), we reserve the right to pay amounts that are not deductible in appropriate circumstances. In establishing Mr. Moore’s annual bonus awards and equity grants for 2006, we delivered compensation that will generally be deductible under Section 162(m). Certain equity awards, however, that were provided to Mr. Moore in prior years and that were settled in 2006 are non-deductible under Section 162(m). We believe that none of Mr. Moore’s 2006 compensation will be a non-deductible expense under Code Section 162(m).

•

Deferred Compensation subject to Internal Revenue Code Section 409A: It is the Compensation Committee’s objective to ensure that all of our U.S. tax-paying employees will not be subject to penalties under Code Section 409A. To accomplish this objective, all compensation and benefit programs involving U.S. tax-paying employees are designed and administered in accordance with 409A, either by not being considered deferred compensation under the 409A definitions, or by complying with the deferred compensation rules in 409A.

•

FAS 123R: In January 2003 we early-adopted FAS 123 on a voluntary basis. In determining option and restricted stock awards in 2006, the Compensation Committee considered the potential expense of those programs under FAS 123R and the impact on earnings per share. The Compensation Committee concluded that the associated expense and earnings per share impact were appropriate, given the objectives of our Equity Total Compensation Program, competitive compensation practices in the reinsurance industry, our performance, and the motivational and retention effect of the awards.

Current Compensation for Program Participants

Base Salary

The Compensation Committee reviewed the competitive market data relating to the Program Participants for base salary levels. The Board approved the following with effect from April 1, 2007:

	Annual Salary Rate April, 2006		Annual Salary Rate April, 2007		Percentage Increase
Patrick A. Thiele		$966,000		$1,000,000	3.5
Albert Benchimol		$525,000		$543,400	3.5
Bruno Meyenhofer	C	HF 754,000	C	HF 770,000	2.0
Scott D. Moore		$525,000		$543,400	3.5

Annual Incentive

The Compensation Committee approved a performance rating for each of the Program Participants from 0 percent to 200 percent. The performance rating reflects each Program Participant’s achievement of organizational objectives. The performance rating was included in the annual incentive calculations along with the financial performance results. The Board approved the following annual incentive payouts:

	2006 Annual Incentive Paid in February 2007	% of Target
Patrick A. Thiele	$2,245,950	186
Albert Benchimol	$905,625	173
Bruno Meyenhofer	CHF 1,244,100	165
Scott D. Moore	$971,250	185

Total Equity Pool

The Compensation Committee approved the total equity pool for annual equity awards to employees based upon 2006 operating return on equity of 26 percent and common shares outstanding of 57,802,787 as of 31 December 2006.

Operating Return on Equity	Grant Run Rate: Options/Stock-settled Share Appreciation Rights only	2006 Total Equity Pool for grant in 2007
>15%	2.7%	1,560,675 Option Equivalents
>14% to 15%	2.4%	n/a
>13% to 14%	2.1%	n/a
>12% to 13%	1.8%	n/a
>11% to 12%	1.5%	n/a
>10% to 11%	1.2%	n/a
<10%	0.8%	n/a

Equity Awards

The Compensation Committee reviewed the award recommendations for the Program Participants which were presented in accordance with the equity grant methodology and the Executive Total Compensation Program. A diagram which illustrates the allocation of the total equity pool for 2006, is shown below:

Total Equity Pool
1,560,675

Program Participants Equity Pool		Employee Equity Pool
40%		60%
624,270		936,405

Chief Executive Officer 1/3	Other Program Participants 2/3
208,090	138,727 each

The Board approved the following individual equity and cash awards:

	Allocation as % of Total Equity Pool	Stock-Settled Share Appreciation Rights (3-yr ratable vest)	Restricted Share Units (3-yr cliff vest)	Cash
Patrick A. Thiele	13		26,011	$1,436,861
Albert Benchimol	9	69,364	17,341
Bruno Meyenhofer	9	69,364	17,341
Scott D. Moore	9		17,341	$ 957,917

Chief Executive Officer Equity Awards

The table below gives details on the equity awards made to Mr. Thiele since his employment commenced. Mr. Thiele has neither exercised nor sold any of the options or shares arising from these equity awards.

Date	Type	Number		RSA FMV
12/1/2000	Restricted share award		10,000	$53.83
2/24/2004	Restricted share award		5,000	$55.63
		Total:	15,000

Date	Type	Number		RSU FMV
11/16/2004	Restricted share unit		42,582	$59.15
2/10/2005	Restricted share unit		28,612	$62.91
2/24/2006	Restricted share unit		10,000	$61.20
2/23/2007	Restricted share unit		26,011	$71.35
		Total:	107,205

Date	Type	Number		Option strike price
12/4/2000	Share options		70,000	$53.67
2/26/2002	Share options		54,375	$53.80
2/25/2003	Share options		100,000	$49.68
2/24/2004	Share options		150,000	$55.63
2/10/2005	Share options		50,143	$62.91
		Total:	424,518

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments in column (d) below for the fiscal year ended December 31, 2006. The amounts disclosed in column (e) and (f) reflect the dollar amount expensed for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R. All assumptions used in calculating FAS 123R values with respect to the stock and option awards are located in note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The amounts disclosed in column (e) reflect all restricted share unit awards. The amounts disclosed in column (f) reflect all options, cash settled share appreciation rights and share settled share appreciation rights. The amounts disclosed in (g) were determined by the Compensation Committee at its February 22, 2007 meeting and, to the extent not deferred by the executive, were paid out shortly thereafter. The amounts disclosed in column (i) are further detailed on the following table “All Other Compensation”.

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Name and Position	Year	Salary ($) (1)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and NQ Deferred Comp Earnings ($)	All Other Compensation ($)*	Total ($)
Patrick A. Thiele, President and CEO, PartnerRe Ltd.	2006	956,222		—	2,494,690	1,014,645(2)	2,245,950		—	1,249,781	7,961,288
Albert Benchimol, EVP and Chief Financial Officer, PartnerRe Ltd.	2006	518,750		—	340,834	658,902(3)	905,625		—	334,028	2,758,139
Bruno Meyenhofer, CEO, PartnerRe Global (7)	2006	612,693	(7)	—	915,915	2,225,931(4)	1,019,042	(7)	—	93,889	4,867,470
Scott D. Moore, President and CEO, PartnerRe U.S.	2006	518,750		—	319,375	356,250(5)	971,250		—	564,541	2,730,166
Costas Miranthis, Chief Actuary, PartnerRe Ltd.	2006	440,000		—	55,735	167,559(6)	620,686		—	444,361	1,728,341

(1)	All salary increases are effective and pro-rated during the fiscal year. The figures reflect the total salary received by the named executive officers during fiscal year 2006. Our named executive officers are not entitled to defer their salary in exchange for equity.
(2)	In accordance with FAS 123R column (f) reflects the amount expensed in 2006 for options and share settled share appreciation rights. As Mr. Thiele is within three years of retirement age, so all of his equity grants are amortized over the period remaining until his retirement.
(3)	In accordance with FAS 123R column (f) reflects the amount expensed in 2006 for options and share settled share appreciation rights.
(4)	In accordance with FAS 123R column (f) reflects the amount expensed in 2006 for options and share settled share appreciation rights. In addition, Mr. Meyenhofer received cash settled share appreciation rights in 2001. This was expensed at $1,006,050 during 2006. Mr. Meyenhofer has reached retirement age, so all of his equity grants are expensed immediately and are not amortized over the life of the grant.
(5)	In accordance with FAS 123R column (f) reflects the amount expensed in 2006 for options and share settled share appreciation rights. Mr. Moore is within three years of retirement age, so all of his equity grants are amortized over the period remaining until his retirement.
(6)	In accordance with FAS 123R column (f) reflects the amount expensed in 2006 for options and share settled share appreciation rights.
(7)	All of Mr. Meyenhofer’s cash compensation was paid in Swiss Francs. An exchange rate of CHF 1.220813 to US$1 was used to convert amounts reported. Mr. Meyenhofer’s salary and non-equity incentive plan compensation for 2006 were CHF 748,008 and CHF 1,244,100 respectively.

*All Other Compensation

	Patrick A. Thiele ($)		Albert Benchimol ($)		Bruno Meyenhofer ($)		Scott D. Moore ($)	Costas Miranthis ($)
Housing	198,000		192,000		—		—	180,000
Bermuda payroll tax reimbursement(1)	11,049		11,049		n/a		n/a	11,049
Bermuda government social insurance	1,349		1,349		n/a		n/a	1,349
Car expenses	—		4,746		—		—	—
Club fees	6,000		6,900		—		—	6,000
Tax filing assistance	19,695		—		—		3,850	—
Personal use of corporate apartment(2)	—		—		132**		—	—
Personal use of corporate jet(3)	—		—		—		—	—
Company contributions to defined contribution plans and non-qualified plan	143,433		77,812		56,567		57,063	66,000
Life insurance premiums	6,783		4,611		—		2,940	4,514
Dividend equivalents	154,851		25,520		27,028		25,520	4,140
Cash from equity customization(5)	695,804		—		—		475,168	—
Executive health benefit—company paid portion	9,811		7,394		7,515		—	—
Executive health benefit—gross up	359				—		—	—
Foreign exchange adjustment	n/a		n/a		n/a		n/a	171,309
Director and officer spousal program	2,647	(4)*	2,647	(4)*	2,647	(4)*	n/a	n/a
Total:	1,249,781		334,028		93,889		564,541	444,361
*	An exchange rate of euro 0.76 to US$1 was used to convert to these figures.
**	An exchange rate of CHF 1.220813 to US$1 was used to convert to these figures.
(1)	The Bermuda Government imposes a payroll tax of 4.75 percent on all employees in the Bermuda office. This tax was capped at $235,000 of compensation during 2006 and a rebate of $2,400 per annum is available for prompt payment of this payroll tax. We reimburse all Bermuda employees for payment of this payroll tax.
(2)	We make available to all employees a corporate apartment in Paris. Named executive officers are entitled to use the apartment for personal or business use. Usage of the apartment by an employee must be approved by a named executive officer. Our policy is to allow employees, other than named executive officers, to use the apartment for business purposes. The apartment is subject to a lease, which can be terminated on three months notice. In the event a guest shares the apartment with an employee who is using it for business purposes, there is no incremental cost to us. In the event that the apartment is used solely for personal purposes, it is valued at a rate of euro 100 per night. In 2006, Mr. Meyenhofer used the apartment for personal use for one night.
(3)	We make available to the Chief Executive Officer access to two private aircraft. We have a fractional interest in both aircraft. The Chief Executive Officer must approve any other business usage of the private aircraft by employees and directors, and such use was limited in the 2006 fiscal year. Our general policy is not to permit employees, including the Chief Executive Officer, to use such aircraft for personal use. There was no personal usage of either private aircraft during fiscal 2006; however, there were limited instances in which guests were passengers on business-related flights. In such cases, the individual paid us an amount equivalent to the taxable benefit as valued by the Internal Revenue Service, which the Audit Committee believes is the fair value for such use. The incremental cost to us for personal guests of Mr. Thiele was calculated as $3,920. With respect to 2006, Mr. Thiele paid a sum in excess of this figure based on the Internal Revenue Service valuation. All personal travel in exceptional or emergency use of the private aircraft is reported to the Audit Committee on a quarterly basis and all use of the private aircraft is reviewed by the Audit Committee on an annual basis. The total cost to us of operating the aircrafts in 2006 was $1,522,214.
(4)	As described above (under “Directors Compensation—Board Perquisites”), we provide an extra optional spousal program for the partners of directors and named executive officers. The total cost of the extra program was $23,821 and an average of $2,647 for each director and officer who utilized the program.
(5)	As described in further detail under “Compensation Discussion and Analysis” Messrs. Thiele and Moore were eligible to customize the payout of their equity award value under the Executive Total Compensation Program as they have met the required share ownership targets. Messrs. Thiele and Moore have elected to receive portions of their equity award value in restricted cash. The cash portion vests ratably over 3 years with an interest rate equal to a 3-month U.S. Treasury Bill rate. This figure represents the dollar amount recognised for financial statement reporting purposes for the fiscal year ended December 31, 2006.

Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Option (#)(2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)
Patrick A. Thiele(4)	2/24/2006				10,000				612,000
		0	1,207,500	2,415,000
Albert Benchimol(4)	2/24/2006				5,000				306,000
	2/24/2006						21,385	$61.20	306,019
		0	525,000	1,050,000
Bruno Meyenhofer(4)(5)	2/24/2006				5,000				306,000
	2/24/2006				1,005	(6)			15,422
	2/24/2006				252	(6)			61,506
	2/24/2006						21,385	$61.20	306,019
		0	617,621	1,235,242
Scott D. Moore(4)	2/24/2006				5,000				306,000
		0	525,000	1,050,000
Costas Miranthis(4)	2/24/2006						7,500	$61.20	107,325
	2/24/2006				1,250				76,500
		0	356,000	712,000

(1)	We granted share appreciation rights, but no stock options during fiscal year 2006. The grant date for share appreciation rights is always the same date as meeting of the Compensation Committee as described in further detail under “Equity Grant Dates” on page 35. Grants during fiscal year 2006 were made on February 24, 2006. The fair market value was higher than the closing price of the commons share on the date of grant.
(2)	Share appreciation rights were granted under the Employee Equity Plan with a grant price equal to the market value of our common shares on the date of grant. Share appreciation rights will vest 33 percent on the 1st anniversary, 33 percent on the 2nd anniversary, and 34 percent on the 3rd anniversary from the date of grant.
(3)	All share awards are subject to a three year cliff vest with quarterly cash dividend equivalent payments equal to the number of units multiplied by the applicable dividend rate.
(4)	As described in further detail under “Annual Incentive” on page 32, all employees of the PartnerRe group are eligible for a cash annual incentive based on the achievement of pre-determined performance goals. Each employee has a target annual incentive that is set as a percentage of base salary. The annual incentive payout ranges from 0 percent to 200 percent of the target payout based upon performance results.
(5)	Mr. Meyenhofer’s minimum, target and maximum annual incentive was CHF 0, CHF 754,000 & CHF 1,508,000 respectively. An exchange rate of CHF 1.220813 to US$1 was used to convert Mr. Meyenhofer’s annual incentive.
(6)	Under the terms of the Executive Total Compensation Program Mr. Meyenhofer elected to receive 50 percent of his cash annual incentive in RSUs (1,005 RSUs vested immediately with a share delivery date restriction of 5 years from the date of grant). 25 percent of this amount was matched by us so Mr. Meyenhofer received an additional 252 RSUs with a three-year cliff vest with a share delivery date restriction of 5 years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick Thiele	—		—		—		10,000	710,300	0	—
	16,547		33,596		62.91	2/10/2015	32,230	2,289,297	0	—
	99,000		51,000		55.63	2/24/2014	1,666	118,336	42,582	2,796,360
	112,613		—		49.68	2/25/2013	—	—	0	—
	68,914		—		53.80	2/26/2012	—	—	0	—
	70,000				53.67	12/4/2010	—	—	0	—
Albert Benchimol	—		21,385	*	61.20	2/24/2016	5,000	355,150	0	—
	14,124		28,676		62.91	2/10/2015	12,200	866,566	0	—
	44,880		23,120		55.63	2/24/2014	—	—	0	—
	42,500		—		49.68	2/25/2013	—	—	0	—
	21,750		—		53.80	2/26/2012	—	—	0	—
Bruno Meyenhofer	—		21,385	*	61.20	2/24/2016	5,252	373,050	0	—
	14,124		28,676		62.91	2/10/2015	12,200	866,566	0	—
	44,880		23,120		55.63	2/24/2014	—	—	0	—
	—		42,500		49.68	2/25/2013	—	—	0	—
	—		21,750		53.80	2/26/2012	—	—	0	—
	50,000	**	—		51.39	2/27/2011	—	—	0	—
	4,800		—		36.31	4/3/2010	—	—	0	—
	40,000		—		44.75	2/5/2009	—	—	0	—
Scott Moore	—		—		—		5,000	355,150	0	—
	—		—		—		12,200	866,566	0	—
	44,880		23,120		55.63	2/24/2014	—	—	0	—
	42,500		—		49.68	2/25/2013	—	—	0	—
	21,750		—		53.80	2/26/2012	—	—	0	—
	50,000		—		51.39	2/27/2011	—	—	0	—
Costas Miranthis	—		7,500	*	61.20	2/24/2016	1,250	88,788	0	—
	4,620		9,380		62.70	2/24/2015	1,650	117,200	0	—
	7,260		3,740		55.63	2/24/2014	—	—	0	—
	5,000		—		49.68	2/25/2013	—	—	0	—
	30,000		—		51.17	5/27/2012	—	—	0	—

*	Share-settled share appreciation rights. ** Cash-settled share appreciation rights.
(1)	The market value of restricted shares and restricted share units is based on the closing price of $71.03 as at the fiscal year end for 2006.
(2)	Mr. Meyenhofer has 64,250 options blocked from exercise for a period of six years from the date of grant.
(3)	All grants of options and share appreciation rights vest 33 percent on the first anniversary, 33 percent on the second anniversary, and 34 percent on the third anniversary of the date of grant.
(4)	All share awards are subject to a three-year cliff vest of 100 percent on the third anniversary of the date of grant. All share awards have a quarterly cash dividend equivalent payment equal to the number of units multiplied by the applicable dividend rate.
(5)	Numbers include the company match portion of the annual incentive deferral into restricted share units (3,618 shares for Mr. Thiele in 2005 and 252 shares for Mr. Meyenhofer in 2006). Annual incentive deferrals are 100 percent vested at grant with a 5 year delivery restriction. The company match portion has a three-year-cliff vest.
(6)	Mr. Thiele’s annual incentive deferral into options for 2002 and 2003 vested immediately at date of grant.

Option Exercises and Shares Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Patrick A. Thiele	—	—		1,667		102,020	(3)
Albert Benchimol	—	—		—		—
Bruno Meyenhofer	5,500	389,950	(1)	1,005	(2)	61,506	(3)
Scott D. Moore	—	—		—		—
Costas Miranthis	—	—		—		—

(1)	Mr. Meyenhofer’s exercise price was $203,500.
(2)	Under the terms of the Executive Total Compensation Program Mr. Meyenhofer elected to receive 50 percent of his cash annual incentive in RSUs, so he received 1,005 RSUs that vested immediately with a share delivery date restriction of 5 years from the date of grant. These RSUs are eligible for quarterly cash dividend equivalents until the underlying shares are delivered.
(3)	The value of the shares is based on the fair market value on the date of vesting (defined as the average high and low on the preceding trade date).

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Patrick A. Thiele	287		143,433		98,585		0	1,489,447
Albert Benchimol	15,563		77,812		87,682		0	694,573
Bruno Meyenhofer	18,856	*	56,567	*	41,031	*	0	2,946,573	*
Scott D. Moore	11,950		32,863		22,696		0	633,994
Costas Miranthis	0		66,000		52,484		0	360,637

*	An exchange rate of CHF 1.220813 to US$1 was used to convert to these figures.

Bermuda based employees

We have three nonqualified defined contribution plans in Bermuda: our Non-Registered Pension Plan, our Registered Pension Plan and our Deferred Compensation Plan. The three plans were established to meet the various needs of the different employee populations. The “registered” in the second plan title applies only to Bermudians and spouses of Bermudians.

Investment options, employer contributions and vesting schedules are the same for all three plans. We contribute 15 percent of annual base salary each year. Employees are vested 50 percent after one year and 100 percent at the end of two years.

Mr. Thiele and Mr. Benchimol

Messrs. Thiele and Benchimol are eligible for benefits under our Non-Registered Pension Plan and Deferred Compensation Plan. In addition to employer contributions, eligible employees may elect to supplement these contributions by deferring salary and/or annual incentive payments. Up to 10 percent of salary and any part of annual incentive payments can be contributed as long as the employee’s election is made at least six months prior to the end of the performance period in question. Payouts and withdrawals may be only be made upon the employee’s separation from service. Payout will commence six months after the employee’s separation from service and may be in the form of a lump sum, installments or a combination, as determined by prior election.

Mr. Miranthis

Mr. Miranthis is eligible for benefits under our Non-Registered Pension Plan. In addition to 15 percent of base salary employer contributions, Mr. Miranthis may contribute up to 10 percent of his annual salary into this plan. Upon his separation from service, any deferred amount will be paid out as a lump sum directly to Mr. Miranthis.

Switzerland based employees

Mr. Meyenhofer

Pursuant to the laws of Switzerland we are required to provide employee pension funds with a guaranteed rate of return. We have a nonqualified defined-contribution plan for retirement and a nonqualified defined benefit arrangement for disability and death, combined into one plan. The plan requires that we contribute 10 percent of an employee’s base salary and that the employee contribute 5 percent of his or her base salary. As required under the laws of Switzerland, all contributions to this plan vest immediately and we have formed a pension committee with both employer representatives (as designated by us) and employee representatives. The committee is responsible for selecting and managing the plan administrator, making investment decisions, deciding hardship withdrawals and preparing communications to employees.

U.S. based employees

Mr. Moore

In addition to our qualified defined-contribution plan for all U.S. based employees, we have a nonqualified defined contribution plan for members of senior management employed in the United States. Under the nonqualified plan, eligible employees receive an employer contribution of 3 percent of the employee’s base salary above $220,000, with an additional employer contribution of 200 percent of up to an additional 4 percent of the employee’s base salary exceeding $220,000. All contributions to the nonqualified plan are immediately vested. Salary and annual incentive deferral elections, as well as distribution payments, are intended to comply with Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that would be paid to each of our named executive officers in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer in the event of disability or death of the executive or upon termination for cause or without good reason, termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

Payments Made Upon a Change of Control

The Compensation Committee approved the PartnerRe Ltd. Change in Control Policy effective November 2004, as described in further detail under the heading “Change in Control Policy” on pages 39-40.

Patrick A. Thiele

The following table shows the potential payments upon termination or a change in control for our President, Chief Executive Officer and director, Patrick Thiele.

Patrick A. Thiele President & Chief Executive Officer & Director	Death (1)	Disability (2)(3)(4)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control)(5)	Executive Voluntary Termination or Company Termination for Cause(6)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control(7)
Base salary	$483,000	$4,416,695	$966,000	$0	$2,898,000
Annual incentive—target	$603,750	$0	$503,995	$0	$4,200,511
Annual incentive—pro rata	$503,995	$503,995	$503,995	$0	$1,207,500
Housing continuance	$0	$49,500	$49,500	$0	$49,500
Car continuance	$0	$0	$0	$0	$0
Health & welfare benefit continuance	$0	$250,155	$0	$0	$68,113
Gross-up on U.S. excise tax	n/a	n/a	n/a	n/a	$3,884,598
Equity Awards
Options/SARs	$1,058,200	$1,058,200	$1,058,200	$0	$1,058,200
Restricted shares/restricted share units	$0	$0	$0	$0	$3,117,933
Cash	$0	$0	$0	$0	$636,059
Retention award—restricted share units	$1,035,542	$1,035,542	$1,035,542	$0	$0
Retention award—cash	$1,035,542	$1,035,542	$1,035,542	$0	$0
Total	$4,937,328	$8,566,928	$5,370,073	$0	$17,120,414

(1)	Mr. Thiele’s spouse and/or dependants would be entitled to receive six months of base salary, 50 percent of his target annual incentive, continuation of housing and motor vehicle for a period ending the earlier of three months or until the spouse/dependents leave Bermuda (assumed three months for purposes of this calculation), immediate vesting of all unvested equity awards and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount. In the case of Mr. Thiele’s retention awards, if the performance condition is achieved on a pro rata basis, then a pro rata portion of the awards will vest and be delivered to Mr. Thiele’s designated beneficiary or estate.
(2)

Mr. Thiele is entitled to two-thirds of his base salary to be paid by insurance and supplemented by us, as necessary, for so long as he is disabled and entitled to benefits, continuation of housing and motor vehicle for a period ending the earlier of three months or until he leaves Bermuda (assumed three months for purposes of this calculation), immediate vesting of all option awards, and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount, and continued medical coverage until age 65. In the case of Mr. Thiele’s retention awards, if the performance condition is achieved on a pro rata basis, then a pro rata portion of the award will vest and be delivered to Mr. Thiele.

(3)	We are responsible for paying any difference between long term disability payments required under our benefit plans and the actual amount paid by insurance. Insurance benefits consist of two-thirds of base salary up to a monthly cap of $12,000. Any difference will be paid to Mr. Thiele for so long as he is disabled and entitled to benefits (age 65).

Mr. Thiele’s monthly base salary	$80,500
Two-thirds of monthly base salary	$53,667
Portion paid by insurance	$12,000
Portion paid by us	$41,667
Number of months to age 65	106

Total paid by us	$4,416,695

(4)	After the date of termination because of disability, Mr. Thiele’s medical coverage will continue to be provided at our expense until age 65. For purposes of this calculation, an 11 percent increase in premiums was assumed each year until age 65. This increase percentage is based on the average percent increase in premiums from 2002 to 2006.
(5)	Mr. Thiele is entitled to a continuation of his base salary for one year, 1/12th of his previous base salary paid each month for one year, continuation of housing and motor vehicle for a period ending the earlier of three months or until he leaves Bermuda (assumed three months for purposes of this calculation), immediate vesting of all equity awards, and a pro rata Annual Incentive for the termination year based on the previous year’s annual incentive amount. In the case of Mr. Thiele’s retention awards, if the performance condition is achieved on a pro rata basis, then a pro rata portion of the awards will vest and be delivered to Mr. Thiele.
(6)	Mr. Thiele is entitled to all accrued salary and benefits through the date of termination and will forfeit all unvested awards. In the case of Mr. Thiele’s retention awards, these would be forfeited.
(7)	Mr. Thiele would be entitled to 3 times his current annual base salary and average annualized annual incentive over the prior 3 years, a pro rata target annual incentive for the year of termination, health and welfare benefit continuation for 3 years, continuation of housing and motor vehicle for a period ending the earlier of three months or until he leaves Bermuda (assumed three months for the purposes of this calculation), and U.S. excise tax reimbursement and gross-up.

Annual Incentive Calculation:
2003 Annual Incentive	$1,875,844
2004 Annual Incentive	$1,820,672
2005 Annual Incentive	$503,995

Average three-year	$1,400,170

In the case of Mr. Thiele’s retention awards, in the event of a change in control of us, the restricted share units will be converted into a cash award using the fair market value on the effective date of the change in control. After a change in control, the restricted share units-converted award and cash award are no longer subject to the performance condition, but will remain subject to the provision requiring Mr. Thiele to remain employed by us until December 31, 2009 to receive the full value of the award. In the event that Mr. Thiele terminates for good reason or we terminate Mr. Thiele without cause prior to December 31, 2009,

Mr. Thiele will receive a pro-rated portion of the award if the performance conditions are met on a pro-rated basis, in accordance with a pre-determined vesting schedule.

Albert Benchimol

The following table shows the potential payments upon termination or a change in control for our Executive Vice-President and Chief Financial Officer, Albert Benchimol.

Albert Benchimol, Executive Vice President and Chief Financial Officer	Death (1)	Disability (2)(3)(4)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (5)	Executive Voluntary Termination or Company Termination for Cause (6)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (7)
Base salary	$262,500	$3,210,194	$525,000	$0	$1,050,000
Annual incentive—target	$262,500	$0	$367,500	$0	$1,280,350
Annual incentive—pro rata	$367,500	$367,500	$367,500	$0	$525,000
Housing continuance	$48,000	$48,000	$48,000	$0	$48,000
Car continuance	$1,187	$1,187	$1,187	$0	$1,187
Health & welfare benefit continuance	$0	$661,521	$0	$0	$43,003
Equity Awards
Options/SARs	$799,112	$799,112	$799,112	$0	$799,112
Restricted shares/restricted share units	$0	$0	$0	$0	$1,221,716
Total	$1,740,799	$5,087,513	$2,108,298	$0	$4,968,367
(1)	Mr. Benchimol’s spouse and/or dependants would be entitled to receive six months of base salary, 50 percent of his target annual incentive, continuation of housing and motor vehicle for a period ending the earlier of three months or until the spouse/dependents leave Bermuda (assumed three months for purposes of this calculation), immediate vesting of all unvested equity awards and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount.
(2)

Mr. Benchimol is entitled to two-thirds of his base salary to be paid by insurance and supplemented by the Company, as necessary, for so long as he is disabled and entitled to benefits, continuation of housing and motor vehicle for a period ending the earlier of three months or until he leaves Bermuda (assumed three months for purposes of this calculation), immediate vesting of all equity awards, and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount, and continued medical coverage until age 65.

(3)

We are responsible for paying any difference between long-term disability payments required under benefit plans and the actual amount paid by insurance. Insurance benefits pay two-thirds of base salary up to a monthly cap of $12,000 The contract states that this difference will be paid to Mr. Benchimol for so long as he is disabled and entitled to benefits (age 65).

Mr. Benchimol’s monthly base salary	$43,750
Two-thirds of monthly base salary	$29,167
Portion paid by insurance	$12,000
Portion paid by us	$17,167
Number of months to age 65	187

Total paid by us	$3,210,194

(4)	Mr. Benchimol’s medical coverage under the benefit plan shall continue to be provided at our expense until age 65. For purposes of this calculation, an 11 percent increase in premiums was assumed each year until age 65. This increase percentage is based on the average percent increase in premiums from 2002 to 2006.
(5)

Mr. Benchimol is entitled to a continuation of his base salary for one year,  1/12th of his previous base salary paid each month for one year, continuation of housing and motor vehicle for a period ending the earlier of three months or until he leaves Bermuda (assumed three months for purposes of this calculation), immediate vesting of all equity awards, and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount.

(6)	Mr. Benchimol is entitled to all accrued salary and benefits through the date of termination and will forfeit all unvested awards.

(7)	Mr. Benchimol would be entitled to 2 times his current annual base salary and average annualized annual incentive over the prior 3 years, a pro rata target annual incentive for the year of termination, health and welfare benefit continuation for 2 years, continuation of housing and motor vehicle for a period ending the earlier of three months or until he leaves Bermuda (assumed three months for the purposes of this calculation), and U.S. excise tax reimbursement and gross-up.

Annual Incentive Calculation:
2003 Annual Incentive	$801,025
2004 Annual Incentive	$752,000
2005 Annual Incentive	$367,500

Average three-year	$640,175

Bruno Meyenhofer

The following table shows the potential payments upon termination or a change in control for the Chief Executive Officer for PartnerRe Global, Bruno Meyenhofer.

Bruno Meyenhofer Chief Executive Officer, PartnerRe Global	Death (1)	Disability (2)(3)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (4)	Executive Voluntary Termination or Company Termination for Cause (5)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (6)
Base salary	n/a	n/a	n/a	n/a	$1,235,203
Annual incentive—target	n/a	n/a	n/a	n/a	$1,352,221
Annual incentive—pro rata	$0	$0	$0	$0	$617,601
Car continuance	$0	$0	$0	$0	$0
Health & welfare benefit continuance	$0	$0	$0	$0	$0
Equity Awards
Options/SARs	$0	$0	$0	$0	$799,112
Restricted shares/restricted share units	$0	$0	$0	$0	$1,239,616
Total	$0	$0	$0	$0	$5,245,788

(1)	Mr. Meyenhofer’s spouse and/or dependants would receive no payments.
(2)	Standard local benefits will apply.
(3)	Mr. Meyenhofer is entitled to all accrued salary and benefits through date of termination. All unvested options will vest immediately and become exercisable.
(4)	Mr. Meyenhofer is entitled to all accrued salary and benefits through date of termination. Pursuant to Mr. Meyenhofer’s restricted share units award agreement, all unvested restricted share units shall be forfeited on the date of termination.
(5)	Mr. Meyenhofer is entitled to all accrued salary and benefits through the date of termination. Pursuant to the restricted share unit award agreements, share option agreements and share-settled share appreciation right agreements, all unvested awards shall be forfeited on the date of termination.
(6)	Mr. Meyenhofer would be entitled to 2 times his current annual base salary and average annualized annual incentive over the prior 3 years, and a pro rata target annual incentive for the year of termination. All unvested options will vest immediately and become exercisable.

Annual Incentive Calculation:
2003 Annual Incentive	$983,340
2004 Annual Incentive	$924,232
2005 Annual Incentive	$120,760

Average three-year	$676,111

Scott Moore

The following table shows the potential payments upon termination or a change in control for the Chief Executive Officer of PartnerRe U.S., Scott Moore.

Scott D. Moore Chief Executive Officer, PartnerRe U.S.	Death (1)	Disability (2)(3)(4)	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (5)	Executive Voluntary Termination or Company Termination for Cause (6)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (7)
Base salary	$262,500	$2,161,250	$525,000	$0	$1,050,000
Annual incentive—target	$262,500	$0	$0	$0	$1,159,217
Annual incentive—pro rata	$98,750	$0	$98,750	$0	$525,000
Car continuance	$0	$0	$0	$0	$0
Health & welfare benefit continuance	$0	$409,376	$0	$0	$43,003
Equity Awards
Options/SARs	$356,048	$0	$356,048	$0	$356,048
Restricted shares/restricted share units	$0	$0	$0	$0	$1,221,716
Cash	$0	$0	$0	$0	$983,565
Total	$979,798	$2,570,626	$979,798	$0	$5,338,548

(1)	Mr. Moore’s spouse and/or dependants would be entitled to receive six months of base salary, 50 percent of his target annual incentive, immediate vesting of all unvested equity awards and a pro rata annual incentive for the termination year based on the previous year’s annual incentive amount.
(2)

Mr. Moore is entitled to 60 percent of his base salary to be paid by insurance and supplemented by us, as necessary, for so long as he is disabled and entitled to benefits, continuation of motor vehicle for a period of three months, immediate vesting of all equity awards, and continued medical coverage until age 65.

(3)

We are responsible for paying any difference between long-term disability payments required under benefit plans and the actual amount paid by insurance.  Long-term disability Insurance benefits pay 60 percent of base salary up to a monthly cap of $10,000. The contract states that this difference will be paid to Mr. Moore for so long as he is disabled and entitled to benefits (age 65).

Mr. Moore’s monthly base salary	$43,750
60 percent of monthly base salary	$26,250
Portion paid by insurance	$10,000
Portion paid by us	$16,250
Number of months to age 65	133

Total paid by us	$2,161,250

(4)	Mr. Moore’s medical coverage under the benefit plan shall continue to be provided at the Company’s expense until age 65. For purposes of this calculation, an 11 percent increase in premiums was assumed each year until age 65. This increase percentage is based on the average percent increase in premiums from 2002 to 2006.
(5)	Mr. Moore is entitled to his base salary for the remainder of the unexpired term of his employment agreement, but in no event less than twelve months, a bonus equal to the amount received by Mr. Moore for the previous year, continuation of motor vehicle for of three months, and immediate vesting of all unvested equity awards.
(6)	Mr. Moore is entitled to all accrued salary and benefits through the date of termination and will forfeit all unvested awards.
(7)

Mr. Moore would be entitled to 2 times his current annual base salary and average annualized annual incentive over the prior 3 years, a pro rata target annual incentive for the year of termination, health and welfare benefit continuation for 3 years, continuation of housing and motor vehicle for three months and

U.S. excise tax reimbursement and gross-up. All options granted to Mr. Moore which remain unvested at date of termination shall immediately vest.

Annual Incentive Calculation:
2003 Annual Incentive	$845,775
2004 Annual Incentive	$794,300
2005 Annual Incentive	$98,750

Average three-year	$579,608

Costas Miranthis

The following table shows the potential payments upon termination or a change in control for the Chief Actuary, Costas Miranthis.

Costas Miranthis, Chief Actuary	Executive Termination for Good Reason or Company Termination Without Cause (Without Change in Control) (1)	Executive Voluntary Termination or Company Termination for Cause (2)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control (3)
Base Salary	n/a	n/a	$445,000
Annual Incentive—Target	n/a	n/a	$356,000
Equity Awards
Options/SARS	$0	$0	$209,456
Restricted shares/restricted share units	$0	$0	$205,987
Total	$0	$0	$1,216,443

(1)	Mr. Miranthis is entitled to all accrued salary and benefits through date of termination. All unvested options, share-settled share appreciation rights and restricted share units shall be forfeited on the date of termination.
(2)	Mr. Miranthis is entitled to all accrued salary and benefits through the date of termination and will forfeit all unvested awards.
(3)	Mr. Miranthis would be entitled to 1 times his current annual base salary and 1 times his largest annual incentive for the year of termination. All unvested options, share-settled share appreciation rights and restricted share units will vest immediately and become exercisable.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out details of our equity compensation plans, both active and expired as at December 31, 2006. In May 2000 our shareholders approved the establishment of our Employee Share Purchase Plan (“ESPP”) and authorised the issuance of up to 500,000 shares under the ESPP. In 2002 we established the Swiss Share Purchase Plan (“SSPP”) in order to be able to offer a competitive benefit to our employees in Switzerland. The Compensation Committee approved a reduction in the number of shares available for issue under the ESPP, reducing the number to 300,000 shares in order that 200,000 shares could be made available for issue under the SSPP. All equity compensation plans, with the exception of the SSPP, have been approved by shareholders. The terms of the SSPP are more fully described under the heading “Stock and Stock Option Plans—Swiss Share Purchase Plan” in note 10 to our financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2006.

	A	B	C
Plan Category	Number of Securities To be Issued upon Exercise of Outstanding Options, Warrants & Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (3)
Equity compensation plans approved by shareholders	3,673,951	$53.50	2,304,583
Equity compensation plans not approved by shareholders	4,609	—	158,939
TOTAL	3,678,560	$53.50	2,463,522
(1)	Includes 120,965 shares that relate to the 1993 Non-Employee Director Stock Plan, 233,480 shares that relate to the 2003 Non-Employee Director Stock Plan, 234,120 shares that relate to the 1993 Stock Option Plan, 2,781,623 shares that relate to the Employee Incentive Plan, 280,605 shares that relate to the Employee Equity Plan and 23,158 shares that relate to the ESPP. Column A includes restricted share unit awards and an estimation of all shares to be purchased pursuant to the ESPP and the SSPP during the current offering period. The current offering period commenced on December 1, 2006 and will close on May 31, 2007.
(2)	The weighted average exercise price of outstanding options is $49.18 per share under the 1993 Non-Employee Director Stock Plan, $59.34 per share under the 2003 Non-Employee Director Stock Plan, $44.88 per share under the 1993 Stock Option Plan, $52.16 per share under the Employee Incentive Plan and $61.93 per share under the Employee Equity Plan. The weighted average exercise price does not take into account any restricted share unit awards.
(3)	Includes 262,020 shares remaining available for grant under the 2003 Non-Employee Director Stock Plan, 1,971,158 shares remaining available for issue under the 2005 Employee Equity Plan, 71,405 shares remaining available for issue under the ESPP and 158,939 shares remaining available for issue under the SSPP. The 1993 Non-Employee Director Stock Plan, the 1993 Stock Option Plan and the Employee Incentive Plan have expired.

As part of our long-term incentive compensation for executives and employees, we maintain the PartnerRe Ltd. 2005 Employee Equity Plan (the “Employee Equity Plan”). The purpose of the Employee Equity Plan is to provide a means through which we may attract and retain key employees upon whom the responsibilities of our successful management rest, and whose present and potential contributions are of importance. The Employee Equity Plan provides a mechanism through which our employees can acquire and maintain share ownership, thereby strengthening their commitment to us and promoting a commonality of interest between the shareholders and key employees.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by the external auditors, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the fiscal years 2006 and 2005. All services of the Deloitte Entities were pre-approved by the Audit Committee. The Audit Committee has concluded that the provision of the non-audit services listed below are compatible with maintaining the independence of Deloitte Entities.

	Year Ended December 31
	2006	2005
Audit Fees(1)	$4,991,430	$4,280,995
Audit Related Fees(2)	—	$17,000
Tax Fees	—	—
All Other Fees	—	—
Total	$4,991,430	$4,297,995
(1)	These are fees for professional services rendered by Deloitte Entities for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q, audit services provided in connection with statutory and regulatory filings and services related to our S-3 and S-8 filings with the U.S. Securities and Exchange Commission.
(2)	These are fees for assurance and related services performed by Deloitte Entities that are reasonably related to the performance of the audit or review of our financial statements but not described in item (1) above. This includes employee benefit plan audits.

ELECTION OF DIRECTORS

PROPOSAL 1 TO ELECT FOUR (4) DIRECTORS TO HOLD OFFICE

UNTIL THE ANNUAL GENERAL MEETING OF SHAREHOLDERS IN THE YEAR 2010

OR UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN DULY ELECTED

(Item 1 on the Form of Proxy)

At the Annual General Meeting, Messrs. Rollwagen, Baumgartner, Montupet and Stanca have been nominated to hold office for a three-year term which will expire at the annual general meeting in the year 2010 or alternatively when their respective successors have been duly elected. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, the proxy will be voted for the election of the four nominees named above. The Board has proposed and recommended that the nominees be each re-elected to hold office.

If any nominee shall, prior to the Annual General Meeting, become unavailable for election as a director, the persons named in the accompanying proxy will vote for such nominee, if any, in their discretion as may be recommended by the Board, or the Board may reduce the number of directors to eliminate the vacancy. The presence, in person or by proxy, of a majority of the shareholders holding outstanding common shares is required for a quorum for the election of directors at the Annual General Meeting but if a quorum should not be present, the Annual General Meeting may be adjourned from time to time until a quorum is obtained. Election of directors at the Annual General Meeting will be decided by a simple majority of votes cast. Our Bye-Laws require majority voting for resolutions relating to the election of directors.

Nominees

The respective ages, business experience and directorships in other companies of the four nominees for election are set forth on pages [            ]. All of the nominees currently serve as our directors. Messrs. Baumgartner, Montupet and Rollwagen were last elected at the 2004 annual general meeting. Mr. Stanca previously served on our Board from May 1998 until January 2005. As permitted by the Bye-Laws, Mr. Stanca was appointed as a director by the Board in September 2006. If elected, all of the nominees will serve a three-year term and will be eligible for re-election in 2010.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR

DIRECTORS NAMED ABOVE.

PROPOSAL 2 TO RE-APPOINT DELOITTE & TOUCHE, THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR INDEPENDENT AUDITORS FOR THE ENSUING PERIOD ENDING WITH THE 2008 ANNUAL GENERAL MEETING AND TO REFER THE DETERMINATION OF AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

(Item 2 on the Form of Proxy)

The Board of Directors proposes and recommends that the shareholders reappoint the firm of Deloitte & Touche to serve as our independent registered public accounting firm until the 2008 annual general meeting. Deloitte & Touche has served as independent auditors from our inception in August 1993 to the present. A representative of Deloitte & Touche will attend the Annual General Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE REAPPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNTIL THE 2008 ANNUAL GENERAL MEETING AND THE REFERRAL TO THE BOARD OF DIRECTORS OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION.

PROPOSAL 3 TO APPROVE AN AMENDMENT TO OUR BYE-LAWS

(Item 3 on Proxy Card)

The Board has determined that it is in our best interests and the best interests of our shareholders to authorise us to acquire and hold shares as “treasury shares”. Under Bermuda Law treasury shares are defined as “issued shares that have been acquired by the company itself and have not been cancelled but have been held by the company since they were acquired”. Shares held as treasury shares are separate and distinct from shares which are repurchased for cancellation. In order that we are able to hold shares as treasury shares our constitution must permit us to do so, consequently we are seeking approval for an amendment to our Bye-Laws.

BACKGROUND AND REASONS FOR THE AMENDMENT TO THE BYE-LAW

In 2006 a comprehensive review of the Bermuda Companies Act 1981 (the “Companies Act”) was undertaken by the Legislative Change Committee of the Bermuda International Business Association, in collaboration with the Ministry of Finance, with a view to modernising the Companies Act to take account of the various company law reform initiatives that have taken place in the UK and elsewhere. Following this review, a Bill entitled the “Companies Amendment Act 2006” was passed in Legislature and subsequently enacted on December 29, 2006.

The Companies Amendment Act 2006 contains a number of significant amendments including the introduction of the concept of Treasury Shares.

TREASURY SHARES

We may, under our current Bye-Laws, purchase our own shares subject to the shares automatically being cancelled. If this proposal is approved by the shareholders, we would accordingly amend the Bye-Laws as follows (proposed additions to the Bye-Laws are shown as underlined text; note that in the Bye-Laws, “Resolution” means a resolution of the Shareholders and “Companies Acts” means all Bermuda statutes concerning companies):-

4 (c) The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts.

7. Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine. Similarly, subject to the provisions of these Bye-Laws, any shares of the Company held as treasury shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.

33. Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve. No such instrument shall be required on the redemption of a share or on the purchase or acquisition by the Company of a share.

Our ability to hold repurchased shares as treasury shares rather than cancelling them will give us additional flexibility which is currently enjoyed by most companies incorporated in the United States.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO THE BYE-LAWS OF THE COMPANY.

APPENDIX

PartnerRe Ltd.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by the external auditors, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”). Specifically, the policies and procedures prohibit Deloitte Entities from performing any services for us or our subsidiaries without the prior approval of the Audit Committee, except that the Audit Committee pre-approved the use of Deloitte & Touche for the following categories of audit-related services:

•

Annual audit of our consolidated financial statements, including quarterly reviews, consultation on accounting issues, system control work, report reviews (Form 10-K, annual report, etc.), attendance at Audit Committee meetings, preparation of management letter, use of specialists in connection with the foregoing and other services integral to audits of and expressing opinions on our financial statements;

•	Assistance related to implementation of new accounting standards;

•

Audits of opening balance sheets of acquired companies and accounting consultations on acquisitions and proposed acquisitions where such services would otherwise be performed in the audit of our consolidated financial statements;

•	Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations;

•	Compliance letters, agreed upon procedures, reviews and similar reports related to audited financial statements;

•

Audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports, including affiliate transaction audits;

•

Services that result from the role of Deloitte Entities as independent auditor such as reviews of U.S. Securities and Exchange Commission filings, consents, letters to underwriters and other services related to financings that include audited financial statements;

•	Assistance in reviews and tests of internal control and other systems;

•	Employee benefit plan audits where fees are paid by the U.S.;

•	SAS 70 attestation reports;

•	Electronic accounting research services;

•	Foreign statutory audits and other regulatory reports;

•	Assistance with tax accrual related issues;

•	Assistance with tax accounting for specific transactions; and

•	Merger and acquisition due diligence services.

Management is required to provide a quarterly update of usage for each quarterly Audit Committee meeting to show the Audit Committee the use of Deloitte Entities’ services.

Other Permitted Services

Specific approval is required from the Audit Committee prior to the appointment of Deloitte Entities to provide the following services;

•	Non-financial information systems/consulting;

AI 1

•	Integration consulting services;

•	Review of third party specialist work related to appraisal and/or valuation services;

•	Actuarial consulting services – non-audit related;

•	Employee Benefit consulting;

•	Training; and

•	Tax Services – returns, tax planning and consultation.

Prohibited Services

The following are services which Deloitte Entities are prohibited from providing;

•	Bookkeeping or other services related to our accounting records or financial statements;

•	Appraisal or valuation services or fairness opinions;

•	Management functions or human resources;

•	Broker-dealer, investment advisor, or investment banking services;

•	Legal services and expert services unrelated to the audit;

•	Internal audit outsourcing; and

•	Financial information systems design and implementation.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the service, or grouping of related services, including fees, provided by Deloitte Entities; and

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

The Audit Committee has approved that the Chairman of the Audit Committee can pre-approve services on behalf of the Audit Committee between meetings should the need arise. In the event this occurs, then the approved services and fees would be included in the quarterly summary for the Audit Committee.

AI 2

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Election of Directors — The Board of PartnerRe Ltd. recommends that shareholders vote “For” the nominees listed below.

To elect four (4) directors to hold office until the annual general meeting of shareholders in the year 2010 or until their respective successors have been duly elected.

+
1. Nominees.	For	Withhold		For	Withhold		For	Withhold		For	Withhold
01 - John A. Rollwagen	☐	☐	02 - Vito H. Baumgartner	☐	☐	03 - Jean-Paul Montupet	☐	☐	04 - Lucio Stanca	☐	☐

B	Proposals — The Board of PartnerRe Ltd. recommends that shareholders vote “For” the proposals listed below.

	For	Against	Abstain		For	Against	Abstain

2. To re-appoint Deloitte & Touche, the independent registered public accounting firm, as our independent auditors for the ensuing period ending with the 2008 annual general meeting and to refer the determination of auditors’ remuneration to the Board of Directors.

	☐	☐	☐	3. To approve an amendment to our Bye-laws.	☐	☐	☐
	For	Against	Abstain
4. To consider and take action with respect to such other matters as may properly come before the Annual General Meeting or any adjournment or adjournments thereof.	☐	☐	☐

C	Other Issues

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual General Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on your share certificate. When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — PartnerRe Ltd.

This Proxy is solicited on behalf of the Board of Directors of PartnerRe Ltd.

in connection with our Annual General Meeting of Shareholders to be held on May 10, 2007

The undersigned shareholder of PartnerRe Ltd. hereby appoints John A. Rollwagen and Patrick A. Thiele, each the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution to vote all of our Common Shares, $1.00 par value per share, which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders to be held May 10, 2007 and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the purposes set forth on the reverse side hereof.

This Proxy will be voted as directed or, if no direction is indicated, it will be voted FOR the election of nominees and the approval of the proposals described on the reverse side.

PLEASE COMPLETE, SIGN AND DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.